Exhibit 10.1

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

between

The parties designated on Schedule A

as Seller

and

INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership as Purchaser

July 21, 2006

Hilton Ontario Airport

Hilton Suites Anaheim

Residence Inn by Marriott - Garden Grove

Residence Inn by Marriott – Mission Valley

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

This PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (“Agreement”) is dated this 21st day of July, 2006 (“Effective Date”), and is made by and between each of the parties named on Schedule A hereto (each, individually, “Seller” and, collectively, “Sellers”), and INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership (“Purchaser”).

RECITALS

A. Sellers are the owners of all of the Properties, with the specific owner of each Property as set forth on Schedule A.

B. Purchaser desires to purchase all of the Properties and to acquire all of Sellers’ respective right, title and interest in and to the Properties, on the terms and conditions set forth in this Agreement.

C. Sellers desire to sell to Purchaser all of the Properties and to convey to Purchaser all of their respective right, title and interest in the Properties, on the terms and conditions set forth in this Agreement.

D. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Article I.

AGREEMENT

NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows.

I.

DEFINITIONS

As used in this Agreement, the following terms have the meanings ascribed to them in this Article I:

“Alcoholic Beverages.” With respect to each Property, all unopened wine, beer and other alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.

“Assignment of Contracts.” As set forth in Section 5.2(d) hereof.

“Assignment of Intangibles.” As set forth in Section 5.2(c) hereof.

“Bill of Sale.” As set forth in Section 5.2(b) hereof.

“Bookings.” With respect to each Property, all contracts or reservations for the use or occupancy of guest rooms, meeting rooms and/or banquet facilities of the Hotel for periods on and after the Closing Date which are made in Seller’s ordinary course of business for the Hotel.

“Casualty.” As set forth in Section 12.13.1 hereof.

“Casualty Notice.” As set forth in Section 12.13.1 hereof.

“Casualty Renovation Cost.” As set forth in Section 12.13.1 hereof.

“Close of Escrow.” As set forth in Section 5.1 hereof.

“Closing Date.” As set forth in Section 5.1 hereof.

“Contracts.” With respect to each Property, all leases of furniture and equipment, all space leases, and all contracts and agreements used and/or executed in connection with the ownership and/or operation of the Hotel and/or the Property, as described on Schedule “C” attached hereto, together with (a) all contracts, agreements and other obligations terminable on not more than thirty (30) days prior notice without fee or penalty, (b) all Bookings, gift certificates, and similar promotional arrangements entered into by Seller, and (c) all contracts and agreements entered into by Seller in the ordinary course of business after the date hereof, but only to the extent expressly permitted, and disclosed to Purchaser as required, by the terms of this Agreement, but excluding, in each case, the Franchise Agreement, provided Purchaser shall have the right to by notice delivered during the Due Diligence Period to require that Seller terminate or give notice of termination with respect to any or all Contracts that can be terminated without penalty, or with penalty if Purchaser agrees to assume the penalty.

“Cooperating Party.” As set forth in Section 12.5 hereof.

“Cut-Qff Time.” As set forth in Section 5.5.4 hereof.

“Due Diligence Materials.” As set forth in Section 4.3 hereof.

“Due Diligence Period.” As set forth in Section 4.3 hereof.

“Earnest Money Deposit.” As set forth in Section 2.2.1 hereof.

“Environmental Damages.” As set forth in Section 4.4.5(j) hereof.

“Environmental Requirements.” As set forth in Section 4.4.5(k) hereof.

“Escrow.” As set forth in Section 3.1 hereof.

“Escrow Holder.” Chicago Title Insurance Company

“Exchangor.” As set forth in Section 12.15 hereof.

“Excluded Assets.” With respect to each Property, the Proprietary Computer Systems, the Excluded Documents, cash, cash equivalents, checks and other funds, including, without limitation, till money, house banks, Seller’s Accounts Receivable, notes, securities and other evidence of indebtedness held at the Hotel as of the Cut-Off Time, and balances on deposit to the credit of Seller with banking institutions, all of which shall be retained by Seller.

“Excluded Documents.” With respect to each Property, all (a) Proprietary Information, (b) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or any affiliate of Seller in connection with the sale of the Property or otherwise, including, without limitation, tax returns or financial statements of Seller (exclusive of operating statements of the Hotel which shall be available for review by Purchaser) for or in connection with its ownership or operation of the Property (but excluding any historical sales/customer data used in the ordinary course of business which shall be provided to Purchaser), (c) communications between Seller or any affiliate and its attorneys or other agents or representatives, (d) employee personnel files of Seller and the manager of the Hotel, (e) appraisals, assessments or other valuations of the Property in the possession of Sellers, (f) original bills, invoices, receipts and checks relating to expenses incurred prior to the Cut-Off Time (provided that Purchaser shall be entitled to copies of such items), and (g) any confidential or proprietary information of any Seller in Seller’s possession, in each case however embodied.

“Existing Indebtedness.” The debt relating to the HS Anaheim Property, as set forth in Schedule “B”.

“Food Inventory.” With respect to each Property, all unopened food, food stuffs, menu stock and non-alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.

“Franchise Agreement.” With respect to each Property, the franchise agreement to be entered into by Purchaser with Franchisor at or prior to Closing or, if an existing franchise agreement is being assumed by Purchaser pursuant to the election of Franchisor, then the assumed franchise agreement from and after Closing.

“Franchisor.” With respect to each Property, the franchisor having entered into an existing franchise agreement or which will enter into a new Franchise Agreement.

“Good Funds.” A deposit of cashier’s check, certified funds, or confirmed wire transfer of funds.

“Hazardous Materials.” As set forth in Section 4.4.5(l) hereof.

“Hotel.” With respect to each Property, the hospitality business (including restaurant and lounge services and businesses) operated and conducted by Seller on the Real Property.

“HS Anaheim PIP.” That certain Property Improvement Plan, dated August 17, 2004 issued by the Franchisor for the HS Anaheim Property with respect to that Property.

“HS Anaheim PIP Escrow Agreement.” With respect to the Hilton Suites Anaheim Property, an escrow agreement in the form of Exhibit L pursuant to which Seller of the Hilton Suites Anaheim Property will deposit funds for the completion of work necessary to comply with the HS Anaheim PIP.

“HS Anaheim Property.” The Property branded as a Hilton Suites Hotel located in Anaheim, California and owned by RLJ Anaheim Suites Hotel, L.P. and RLJ Anaheim Suites Hotel Lessee, L.P.

“Improvements.” With respect to each Property, the buildings, structures, and other permanent improvements located on the Land, including, without limitation, electrical distribution systems, HVAC systems, walkways, driveways, parking lots, recreational facilities, plumbing, swimming pool, lighting, and mechanical equipment and fixtures installed thereon, and all rights, benefits and privileges appurtenant thereto.

“Intangible Property.” With respect to each Property, all (a) fictitious business names and logos used by Seller in the operation of the Hotel and which are identified exclusively with the Hotel, but excluding the franchise proprietary names, (b) local telephone and facsimile exchange numbers identified exclusively with the Hotel, (c) - transferable certificates (including the Certificate of Occupancy for the Real Property), licenses (including liquor licenses, to the extent transferable), permits and warranties now in effect with respect to the Property (specifically excluding, however the franchise name for the Hotel) at no cost to Seller, (d) internet sites and names associated with each hotel (URLs), (e) plans, specifications and surveys and (f) all other intangible property located at the Real Property and used by Seller exclusively in connection with the ownership and operation of the Hotel, but excluding the Excluded Assets.

“Intermediary.” As set forth in Section 12.15 hereof.

“Inventory.” With respect to each Property, all unopened operating inventories, materials and supplies used in connection with the operation of the Hotel and located thereat, including linens, bath towels, paper goods and guest supplies, and all gift shop inventory owned by Seller, but excluding the Alcoholic Beverages.

“Land.” With respect to each Property, the land, as more particularly described on Exhibit “B” attached hereto and upon which the Improvements are located, including all easements, rights-of-way, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenants belonging to the Land including any development rights, water rights and mineral rights, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Land, and other rights and benefits running with the Land and/or the owner of the Land.

“Lender Approvals.” As set forth in Section 2.5 hereof.

“Liabilities.” As set forth in Section 12.15 hereof.

“Liquor Licenses.” With respect to each Property, the liquor licenses relating to the operation of the restaurant and lounge businesses at the Real Property, as described in Section 2.4 hereof.

“Non-Foreign Affidavit.” As set forth in Section 5.2(g) hereof.

“Notice.” As set forth in Article XI hereof.

“Ontario PIP.” That certain Property Improvement Plan, dated August 17, 2005 as revised on June 8, 2006 issued by the Franchisor for the Ontario Hotel with respect to that Hotel, which is currently being further updated by Franchisor.

“Ontario PIP Escrow Agreement.” With respect to the Ontario Property, an escrow agreement in the form of Exhibit L pursuant to which Seller of the Ontario Property will deposit funds for the completion of work necessary to comply with the Ontario PIP.

“Ontario Property.” The Property located in Ontario, California and owned by RLJ Ontario Hotel, L.P. and RLJ Ontario Hotel Lessee, L.P.

“Opening of Escrow.” As set forth in Section 3.1 hereof.

“Permits.” As set forth in Section 4.4.5(a) hereof.

“Permitted Exceptions.” As set forth in Section 4.2 hereof.

“Personal Property.” With respect to each Property, all (a) keys and combinations to all doors, cabinets, enclosures and other locks on or about the Real Property, (b) furniture, equipment, appliances, televisions, telephone systems, artwork, machinery, tools, trade fixtures, linens, towels, utensils, china, glassware, and theme park tickets and other personal property owned by Seller, located on the Real Property, including those used in the operation of any restaurants and other ancillary hotel operations, and which are used exclusively in connection with the operation of the Hotel and/or the Real Property, (c) copies of files maintained or generated by Seller and/or Seller’s Hotel manager in the course of, and related to, the operation of the Hotel (excluding the Excluded Documents and other materials proprietary to Seller) which are located on the Real Property, (d) the Restaurant Equipment, (e) the Food Inventory, (f) any vehicles owned by Seller and used in the operation of the Hotel, and (g) all other personal property located at the Real Property with respect to which Seller is the owner thereof and which is used by Seller exclusively in connection with the ownership and operation of the Hotel and/or the Real Property; but excluding, however, (i) the Alcoholic Beverages, (ii) the Excluded Assets, (iii) the personal property owned by any tenant or guest on the Real Property, (iv) the Liquor Licenses, (v) all refunds and claims for refunds for real property and personal property taxes in connection with the Property for any period prior to the Close of Escrow, and (vi) all tax and utilities and other deposits.

“Physical Condition.” A structural or environmental defect or defects identified by an independent and qualified structural or environmental consultant (“Consultant”) in a property condition assessment report or an environmental site assessment report issued by such Consultant (either, an “Inspection Report”).

“Property.” With respect to each Seller, the Improvements, the Hotel, the Personal Property, the Inventory, and the Intangible Property owned by such Seller.

“Proprietary Computer Systems.” With respect to each Property, the computer software, hardware, programs, processes and procedures set forth for such Property on Schedule “C” attached hereto.

“Proprietary Information.” As set forth in Section 12.18 hereof.

“Purchase Price.” As set forth in Section 2.2 hereof.

“Real Property.” With respect to each Property, the Land and the Improvements.

“Regulations.” As set forth in Section 4.4.5(a) hereof.

“Reports. As set forth in Section 4.4.5(e) hereof.

“Restaurant Equipment.” With respect to each Property, all equipment, furniture, fixtures, utensils, glassware, silverware and china used in connection with the operation of all restaurants and lounges on the Real Property.

“Seller’s Accounts Receivable.” With respect to each Property, all accounts receivable and other sums owing Seller in connection with the operation of the Hotel existing on and prior to the Close of Escrow.

“Survey.” As set forth in Section 4.2 hereof.

“Title Commitment.” As set forth in Section 4.1 hereof.

“Title Insurer.” Chicago Title Insurance Company

  700 South Flower Street,

  Los Angeles, CA 90017

“Title Policy.” As set forth in Section 4.2 hereof.

“WARN Act.” As set forth in Section 6.3 hereof.

II.

SALE AND PURCHASE OF PROPERTY

2.1 Purchase of Property. As of the Close of Escrow, and subject to the terms and conditions of this Agreement, each Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, such Seller’s fee title in the Improvements, good and marketable title in the Land and the Personal Property and the Inventory, and all of such Seller’s right, title and interest in and to the Contracts, and the Intangible Property, free and clear of all monetary liens and encumbrances (other than the Contracts and the Permitted Exceptions), at the purchase price provided in Section 2.2 hereof.

2.2 Purchase Price and Terms of Payment. The aggregate purchase price for the Properties (“Purchase Price”) shall be Two Hundred Fifteen Million Dollars ($215,000,000), allocated as indicated on Schedule A-l, reduced by an amount equal to the purchase price for the Liquor Licenses, and shall consist of and be payable as follows:

2.2.1 Earnest Money Deposit. Within three (3) business days following the Effective Date, Purchaser shall deliver to Escrow Holder, in Good Funds, the sum of One Million Dollars ($1,000,000) (together with all interest accrued thereon, the “Earnest Money Deposit”). The Earnest Money Deposit shall be fully refundable to Purchaser if Purchaser elects to terminate this Agreement for any reason on or before the 14th day following the Effective Date (“General Review Period”). If Purchaser has not elected to terminate this Agreement and cancel the Escrow prior to the end of the General Review Period, then Purchaser shall increase the Earnest Money Deposit to Five Million Dollars ($5,000,000) (without regard to any interest earnings, provided that any interest earned thereon shall become part of the Earnest Money Deposit) by delivery to Escrow Holder of the additional sum of Four Million Dollars ($4,000,000) in Good Funds. The Earnest Money Deposit shall thereafter be refundable on or prior to the end of the Due Diligence Period (as defined in Section 4.3.1 of this Agreement) only as and to the extent provided in Section 4.4 of this Agreement. Upon expiration of the Due Diligence Period, the Earnest Money Deposit shall thereafter be non-refundable to Purchaser, except (a) in the event of a material default by Seller of its obligations under this Agreement that is not cured within any applicable cure period provided in this Agreement, (b) upon the failure of a condition precedent to Purchaser’s obligations as set forth in this Agreement, or (c) as otherwise specifically provided in this Agreement. The Earnest Money Deposit shall be applied to the Purchaser Price on the Closing Date.

2.2.2 Existing Indebtedness. With respect to the HS Anaheim Property, Purchaser shall assume, at its sole cost and expense, the Existing Indebtedness, if any, and the principal balance thereof outstanding as of the Cut-Off Time shall be credited to the Purchase Price. In connection therewith, it shall be a condition of such assumption that Seller and any guarantors be released from all liability and recourse under the Existing Indebtedness for all periods after the Closing Date, and Purchaser agrees to perform and satisfy all obligations required of Purchaser by the holder of the Existing Indebtedness for such assumption and release of Seller and guarantors thereunder, provided (i) that Purchaser shall only be required to use commercially reasonably efforts to obtain the lender’s approval of such assumption and shall not be required to assume the Existing Indebtedness on terms materially different than the currently existing terms thereof and (ii) that Seller shall cooperate as reasonably required to obtain Lender’s approval and release.

2.2.3 Balance of Purchase Price. Not later than 11:00 a.m. California time on the business day immediately preceding the Closing Date, Purchaser shall deposit with Escrow Holder, in Good Funds, the balance of the Purchase Price, reduced or increased by such amounts required to take into account by such prorations, credits, costs or other adjustments which are required by this Agreement and which can be computed and determined as of the time for the required deposit hereunder.

2.3 Assumption of the Contracts. As additional consideration, Purchaser shall, on and as of the Close of Escrow, at its sole cost and expense, assume and agree to pay all sums and perform, fulfill and comply with all other covenants and obligations which are to be paid, performed and complied with by Sellers under the Contracts, that Purchaser is, pursuant to the provisions of this Agreement, required to assume, which first arise or accrue on and after the Closing Date.

2.4 Liquor Licenses and Alcoholic Beverages. The Liquor Licenses and the Alcoholic Beverages located at the Hotels shall be conveyed to Purchaser (or its designee) as permitted pursuant to California law. The purchase price (the “Liquor License Purchase Price”) for the Liquor Licenses shall be the amount of $25,000.00 for each Hotel.

2.4.1 Purchaser shall, in accordance with California law, use good faith efforts to cause, on or before the Closing Date (a) the transfer of the Liquor Licenses to Purchaser (or to another entity designated by Purchaser) and/or (b) a temporary liquor license to issue for the Hotel (effective as of the Closing Date). Seller and Purchaser shall fully cooperate with each other in connection with said transfer of the Liquor Licenses, including, without limitation, submitting all necessary applications with the State of California Department of Alcoholic Beverage Control and the opening, at Purchaser’s expense, of a separate escrow for each Hotel (each an “LLT Escrow”) to effectuate such transfer. Purchaser shall have sole responsibility for (a) ascertaining all applicable laws, regulations, and procedures which govern the transfer of liquor permits and inventories (the “Liquor Laws”), (b) determining and notifying Seller which, if any, of the Liquor Licenses or inventory of alcoholic beverages in each Hotel as of the Closing which are used in the operation of such Hotel (the “Liquor Assets”) Seller may transfer to Purchaser pursuant to such Liquor Laws, and (c) complying with, processing all applications under, and satisfying all requirements of all Liquor Laws in connection with the transfer to Purchaser of the Liquor Assets.

2.4.2 Seller will cooperate in all reasonable respects (which shall include, without limitation, supplying information known to Seller and execution of such documents as may be legally required) with Purchaser in connection with Purchaser’s application for transfer of the Liquor License to Purchaser or issuance of new liquor licenses. If Purchaser is unable to obtain the transfer of the Liquor License or issuance of new liquor licenses (temporary or permanent) prior to the Closing, provided that Purchaser has taken all commercially reasonable measures to obtain cause such transfer or obtain such new license, then, on the Closing Date, Seller shall cause the current licensee of the applicable Hotel (“License Holder”) enter into a lease, concession or management agreement with Purchaser, to the extent legally permissible, whereby License Holder shall, for a period not to exceed ninety (90) days, operate the liquor concessions at the Hotel under Seller’s or License Holder’s existing liquor license at no cost or expense to Purchaser pending the transfer or issuance of the Liquor License to Purchaser. Purchaser shall indemnify, defend and hold the License Holder harmless from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys’

fees and costs) arising in connection with such operation, except to the extent of any negligence or willful misconduct of License Holder or any of its agents or employees in such respect, and provide insurance coverage naming License Holder as an additional named insured.

2.4.3 Upon the opening of each LLT Escrow, Purchaser shall deposit the Liquor License Purchase Price, together with amounts being paid for the alcoholic beverage inventory, with the LLT Escrow, which shall serve as a credit to the Purchase Price and shall be paid to Seller upon the closing of the LLT Escrow. Seller and Purchaser acknowledge and agree that the close of the LLT Escrows or the issuance of a temporary liquor license for the Hotel pending the completion of the transfer of the Liquor Licenses and the closing of the LLT Escrows are NOT a condition to Closing. Purchaser and Seller agree that if this Agreement is terminated prior to Closing (for whatever reason), or if Purchaser is unable to cause the Liquor Licenses to be transferred within six (6) months after the Closing Date, Purchaser and Seller shall take all necessary actions to cancel the LLT Escrows and any pending transfer of the Liquor Licenses and shall cause the monies held in the LLT Escrows to be returned to Purchaser less escrow costs incurred, if any. The transfer of the Liquor Licenses in the LLT Escrows shall be made by bills of sale.

2.5 Assumption of Existing Indebtedness. On or before five (5) business days after the date of this Agreement, Sellers will deliver a written request to the holder of the Existing Indebtedness for its approval of the sale of the Property to Purchaser, the assumption of the Existing Indebtedness by Purchaser, the change in the management of the Hotel, and the termination of the Franchise Agreement contemplated hereby (collectively, the “Lender Approvals”). Concurrently with such assumption request, and as soon as practical after a request of the holder of the Existing Indebtedness, Sellers and Purchaser, as applicable, will each promptly deliver to the holder of the Existing Indebtedness, any documents concerning such party, the Hotel or the foregoing described transactions as it may reasonably request to evaluate whether it will give the Lender Approvals. At or prior to the Closing Date, Purchaser shall execute and deliver, or cause to be executed and delivered, any loan assumption documents in form and content reasonably required by the holder of the Existing Indebtedness and only if and to the extent materially consistent with the terms of the Existing Indebtedness, opinions of Purchaser’s counsel, and such other materials and documents as may be required by the holder of the Existing Indebtedness as conditions to the Lender Approvals or to affect the assumption of the Existing Indebtedness. Sellers and Purchaser will otherwise take any reasonable steps and shall cooperate to obtain the Lender Approvals (but at no cost to Sellers) on or before the Closing Date. Purchaser shall pay all costs associated with the assumption due to the holder of the Existing Indebtedness.

III.

ESCROW

3.1 Opening of Escrow. Purchaser and Sellers shall promptly open an escrow (“Escrow”) with Escrow Holder by depositing with Escrow Holder the Earnest Money Deposit and three (3) copies of this Agreement duly executed (in counterparts or otherwise) by Sellers and Purchaser. The time when Escrow Holder so receives the Earnest Money Deposit and the copies of this Agreement, fully executed by the parties and executes and delivers copies thereof to Sellers and Purchaser, shall be deemed the “Opening of Escrow.” Purchaser and Sellers shall execute and deliver to Escrow Holder, in a timely fashion, such instruments and funds as are reasonably necessary to close the Escrow and consummate the sale and purchase of the Property (or the exchange thereof, if applicable) in accordance with the terms and provisions of this Agreement.

3.2 Escrow Holder’s General Provisions. In the event of any conflict between the provisions of the typed portion of this Agreement and Escrow Holder’s General Provisions (if any), the provisions of the typed portion of this Agreement shall be controlling and the General Provisions will be deemed amended accordingly.

3.3 Additional Escrow Holder Requirements. If there are any requirements imposed by Escrow Holder relating to the duties or obligations of Escrow Holder, or if Escrow Holder requires any other additional instructions, the parties agree to make such deletions, substitutions and additions to this Agreement which do not cause more than a ministerial or de minimis change to this Agreement or its intent. Any such changes requested by Escrow Holder shall be subject to written approval of the parties, which approval shall not be unreasonably withheld or conditioned.

3.4 Deposit of Funds. Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Holder into Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Escrow Holder in a bank or savings and loan association, or such other institution approved by Purchaser; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and Escrow Holder’s escrow instructions (including the return of the Earnest Money Deposit, or any portion thereof then on deposit with Escrow Holder, to Purchaser in accordance with this Agreement), and for the Escrow to close within the time specified in Section 5.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Holder in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Holder Purchaser’s Tax Identification Number.

3.5 Release of Funds by Escrow Holder. Escrow Holder’s obligation, if any, under this Agreement to release the Earnest Money Deposit, and any other funds, prior to the Close of Escrow is subject to such funds having cleared through the bank, savings and loan, or other financial institution on which such funds are drawn. Escrow Holder shall make such payments only in strict accordance with the provisions of this Agreement, and Purchaser and Sellers agree to save and hold Escrow Holder harmless in disbursing and releasing the funds as specified in this Agreement. Purchaser and Sellers represent to Escrow Holder that the release instructions set forth in this Agreement are made of their own free will, under no duress, and with full understanding of the consequences thereof, not relying on any information furnished or statements made by Escrow Holder.

IV.

CONDITION OF TITLE

4.1 Title Commitment. Within five (5) days after the Opening of Escrow, Escrow Holder, at Purchaser’s sole cost and expense, shall cause to be furnished to Purchaser, with a copy to Sellers, a current commitment for a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) for each Property issued by Title Insurer (“Title Commitment”) reflecting the status of title to the Real Property, and all exceptions, including easements, licenses, restrictions, rights-of-way, leases, covenants, reservations and other conditions, if any, affecting the Real Property, which would appear in a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) if used, and committing to issue the C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) to Purchaser for the Real Property and the Improvements in the full amount of the Purchase Price. Accompanying the Title Commitment, Escrow Holder shall cause to be furnished to Purchaser, to the extent available, legible copies of the documents affecting the Real Property referred to in the Title Commitment.

4.2 Title to the Real Property. Effective as of the Closing Date, but conditioned upon the Close of Escrow, Title Insurer shall issue to Purchaser for each Property Title Insurer’s C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) (“Title Policy”), with the liability under the Title Policies to be in an aggregate amount equal of the Purchase Price, insuring the fee title in Real Property as vested in Purchaser subject only to the following matters affecting title (“Permitted Exceptions”).

(a) AH general and special property taxes and assessments not yet delinquent, and all improvement and assessment bonds;

(b) Supplemental taxes assessed as a result of the sale of the Real Property and the Improvements by Seller to Purchaser pursuant to the provisions of California Revenue and Taxation Code Chapter 3.5 (commencing with Section 75);

(c) Subject to the provisions of Section 4.4 hereof, all liens, covenants, conditions, restrictions, easements, rights of way, and all other exceptions to title as referenced in the Title Commitment, except monetary liens and encumbrances (except the Existing Indebtedness, but subject to the provisions of this Section 4.2, and except as caused by Purchaser) which Seller shall remove at or prior to the Close of Escrow;

(d) All exceptions to title disclosed by the Survey (and any updates thereto) of the Real Property for the Title Policy (including, without limitation, easements, encroachments and zoning) and not objected to by Purchaser as provided in this Agreement;

(e) The Existing Indebtedness;

(f) All security interests recorded in connection with the Contracts, provided all indebtedness accruing under such security interest up to the Closing Date shall be paid in full by Seller;

(g) Rights of parties in possession not shown by the public records, easements or claims of easements not shown by the public records, but only with respect to those which Purchaser has actual knowledge thereof;

(h) Governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Real Property or any part thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act of 1990, as amended;

(i) Any exceptions created by Purchaser or its agents, employees and/or contractors, including without limitation, any exceptions arising by reason of the entry on the Real Property by Purchaser or by its agents, employees and/or contractors; and

(j) All preprinted exceptions and exclusions contained in the Title Policy.

At Purchaser’s election, each Title Policy shall be an A.L.T.A. Owner’s Policy of Title Insurance (extended coverage); provided, however, that Purchaser’s ability to obtain an A.L.T.A. Owner’s Policy of Title Insurance (extended coverage) for each Property shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend the Closing Date or delay the Close of Escrow. In addition, Purchaser shall have the right to obtain from Title Insurer such endorsements to the Title Policies and/or such additional liability protection as Purchaser may elect to obtain; provided, however, that Purchaser’s ability to obtain such title endorsements and/or such additional liability protection shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend or delay the Close of Escrow. Purchaser shall be solely responsible for negotiating with Title Insurer with respect to such A.L.T.A. Owner’s Policy of Title Insurance (extended coverage) and/or with respect to such title endorsements and/or such additional liability protection as may be requested by Purchaser, if any. With respect to each Property, Seller will deliver to Purchaser a copy of any survey of the Real Property in its possession, without warranty, and Purchaser shall be solely responsible for, and shall assume the risk of, obtaining a survey (or updating Seller’s survey) of the Real Property (“Survey”) acceptable to Title Insurer for purposes of issuing the Title.Policy.

4.3 Inspection and Due Diligence Review.

4.3.1 Purchaser shall have the right, in its sole discretion, until 3:00 p.m. California time on the 30th day following the Effective Date, to satisfy itself, in its sole and absolute discretion, as to the condition and extent of the Property (“Due Diligence Period”). Subject to the prior termination of this Agreement, during the term of this Agreement, Sellers shall cooperate and provide Purchaser with reasonable and continuing access to the Real Property or any due diligence materials required hereunder upon one (1) business day prior Notice to Sellers for the purpose of Purchaser’s inspection and due diligence review. In connection with such review, Seller shall deliver to Purchaser or make available to Purchaser at the respective Hotel during normal business hours during the Due Diligence Period, all records, including non-proprietary financial reports, the instruments evidencing the Contracts pertaining to the Hotels and any other documents which are in or under Sellers’ or Sellers’ property manager’s control and relate to the operation of the Hotels or any other matter affecting the Property (“Due Diligence Materials”), except that Sellers shall have no obligation to deliver or make available to Purchaser, and Purchaser shall have no right to review, the Excluded Assets and the Excluded Documents. Neither Purchaser nor any of its employees, agents or representatives shall contact or otherwise discuss this transaction and/or the operation of the Hotels with any on-site employees of the Hotels; provided, however, that Purchaser may meet with any Hotel’s General Manager (or other designee) upon not less than one (1) business day’s Notice to Sellers but only in the presence of Sellers’ representative (unless waived).

4.3.2 Purchaser acknowledges that prior to the date of this Agreement, Sellers have delivered to Purchaser, or Sellers have provided Purchaser with access to, certain Due Diligence Materials. Purchaser shall have until the expiration of the Due Diligence Period to review and approve the Due Diligence Materials.

4.3.3 During the Due Diligence Period, Purchaser shall also have the opportunity to conduct a Phase I environmental audit/study of all Real Property, provided such Phase I environmental audit/study is not invasive or intrusive. Any environmental audit/study, other than the Phase I, proposed to be undertaken by Purchaser shall be subject to Sellers’ written approval, which shall not be unreasonably withheld, prior to the commencement thereof. As a condition to any such consent, Purchaser shall, or shall cause the entity conducting the Phase I environmental audit/study to, obtain and maintain such public liability insurance in an amount of Two Million Dollars ($2,000,000) for each Property, naming as an additional insured the Seller owning such Real Property. At any time after the end of the General Review Period, but prior to 3:00 p.m. California time on the last day of the Due Diligence Period, Purchaser shall have the right in its sole discretion to terminate this Agreement only if it is not satisfied with the result of any environmental audit/study or of any structural study of any Hotel, provided that Purchaser shall provide Seller with a copy of any such audit/study and shall specify in writing the reason for its dissatisfaction.

4.3.4 Purchaser, at all times, will conduct such due diligence in compliance with all applicable laws, and in a manner so as to not cause damage, loss, cost or expense to Sellers, any Property or the tenants or guests of any Property, and without unreasonably interfering with or disturbing any employee, tenant or guest at the Hotels. Other than required by applicable law, subpoena or other court order, Purchaser shall not reveal to any governmental agency or any other third party (other than Purchaser’s employees, agents, attorneys, lenders and advisors) not approved by Sellers the results of or any other information acquired pursuant to its inspections. Purchaser will promptly restore any damage to the Property caused by Purchaser’s inspection to its condition immediately preceding such inspections and examinations and will keep the Property free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and examinations.

4.3.5 The cost of the inspections and tests undertaken pursuant to this Section 4.3 shall be borne solely by Purchaser. Purchaser shall indemnify, protect, defend and hold Sellers, Sellers’ lenders, and their affiliates, owners, agents and employees harmless from and against any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense, including reasonable attorneys’ fees, whether or not legal proceedings are instituted, arising from the acts or omissions of Purchaser or its agents, employees or contractors occurring in connection with, or as a result of, such inspections, tests or examinations of any Property.

4.3.6 Purchaser covenants and agrees that, until the Close of Escrow, all such information and materials disclosed and/or delivered to it by Sellers, or Sellers’ agents, employees and representatives, are confidential and proprietary information, and that Purchaser shall hold the same in strict confidence, and shall not disclose the same to anyone other than its employees, potential lenders, and advisors on a “need-to-know” basis subject to the confidentiality restrictions set forth herein. Purchaser also agrees that, in the event the transactions contemplated in this Agreement are not consummated as provided herein, Purchaser shall return all such information and documentation, and all copies thereof, to Sellers promptly upon Sellers’ request.

4.3.7 Except as expressly provided in this Agreement, Sellers make no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information, if any, supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Sellers’ possession). It is the parties’ express understanding and agreement that any such materials are to be provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Due Diligence Period as to whether it wishes to purchase the Properties, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of each Property and not on any materials supplied by Sellers. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Sellers in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

4.3.8 The obligations of Purchaser under this Section 4.3 (including its indemnification obligations) shall survive the Close of Escrow or the termination of this Agreement.

4.4 Notice of Non-Satisfaction.

4.4.1 Within ten (10) business days of receipt of the Title Commitment, Purchaser shall notify Sellers, by Notice, of any objections to exceptions appearing in the Title Commitment. Within five (5) business days following Purchaser’s Notice, Sellers shall notify Purchaser, by Notice, (i) that Sellers will, prior to the Closing Date, eliminate the exceptions to which Purchaser objects, or (ii) that Sellers decline to eliminate specified exceptions. If Sellers elect not to take such actions as may be required by the Title Insurer to remove all exceptions to title to which Purchaser has objected, Purchaser may within three (3) days terminate this Agreement in its sole discretion and receive a return of the Earnest Money Deposit. If Sellers agree to take the actions necessary to eliminate all exceptions to which Purchaser has objected, then such exceptions shall not be Permitted Exceptions, Sellers shall cause such exceptions to be removed prior to or at Close of Escrow, and Seller’s failure to do so shall be a default under this Agreement. If Purchaser fails to provide Notice of cancellation within the Due Diligence Period as provided for herein, Purchaser shall be deemed to have approved the state of the Properties and the condition of title, and shall be deemed to have waived its rights to terminate this Agreement by reason of such title objections and cancel the Escrow by reason of such title objections under this Section 4.4.

4.4.2 In addition, during the General Review Period, Purchaser may in its sole and absolute discretion, for any reason or for no reason, terminate this Agreement and cancel the Escrow, in which case the Earnest Money Deposit shall be promptly refunded to Purchaser, and Purchaser shall return to Sellers all copies (however embodied) of the information and materials delivered to it by Sellers or Sellers’ agents, and neither Sellers nor Purchaser shall have any further obligations under this Agreement (except as otherwise provided in this Agreement).

4.4.3 If Purchaser determines during the Due Diligence Period that the Properties have one or more Physical Conditions, Purchaser shall provide written notice to Sellers (each such notification being a “Physical Conditions Notice”)and, together with the Physical Conditions Notice, deliver to Sellers, prior to the expiration of the Due Diligence Period, a copy of the Inspection Report describing the nature of such Physical Conditions. The Physical Conditions Notice shall describe (i) the Physical Condition (together with the appropriate reference to the Inspection Report), (ii) the Property affected by the Physical Conditions, (iii) the estimated cost required to correct each such Physical Condition (as reasonably determined by Purchaser’s Consultant) and (iv) if applicable, the estimated diminution in market value of the Property resulting from the Physical Condition (as reasonably determined by Purchaser). If Purchaser fails to provide Sellers with a Physical Conditions Notice, together with the appropriate Inspection Report, during the Due Diligence Period, Purchaser shall be deemed to have approved such Property in its “as is, where is” condition as of the expiration of the Due Diligence Period, in each case subject to ordinary wear and tear and the representations, warranties, terms and conditions of this Agreement.

4.4.4 Upon receipt of a Physical Conditions Notice, together with the appropriate Inspection Report from Purchaser, Sellers shall have the option, to be exercised by written notice to Purchaser (“Physical Conditions Response”) given within four (4) business days following receipt by Sellers of the Physical Conditions Notice, together with the Inspection Report: (i) to agree to cure the Physical Conditions prior to Closing (“Physical Conditions Cure”), (ii) to give Purchaser a credit (“Physical Conditions Credit”) against the Purchase Price at Closing in the amount required to cure the Physical Conditions; as reasonably determined by Seller and set forth in the Physical Conditions Response (but subject to Purchaser’s reasonable review and reasonable approval only if the amount proposed by Seller is less than 95% of the amount proposed by Purchaser’s Consultant), or (iii) refuse to cure any of the Physical Conditions (with the absence of a response to be deemed an election to refuse to cure any of the Physical Conditions).

4.4.5 The provisions of Section 4.4.4 notwithstanding, if, after Sellers have either not responded to a Physical Condition Notice or have given a Physical Conditions Response in which Sellers agree to either (i) make the Physical Conditions Cure, or (ii) give

Purchaser a Physical Conditions Credit in an amount equal to the cost to cure the Physical Conditions, as reasonably determined by Seller (but subject to Purchaser’s reasonable review and reasonable approval of any such amount only if the amount proposed by Seller is less than 95% of the amount proposed by Purchaser’s Consultant) and set forth in the Physical Conditions Response, additional Physical Conditions remain uncured with respect to any Property, Purchaser shall have the option either to (x) terminate this Agreement but only if the remaining Physical Conditions involve a cost to bring any Property into compliance with law and into a condition that is safe and suitable for the operation of a Hotel use (“Remediation Cost”) of (1) $1,000,000 or more with respect to a single Property or (2) $2,500,000 or more in the aggregate with respect to all Properties (the “Threshold Remediation Costs”) or (y) consummate the transactions contemplated hereby, notwithstanding such Physical Conditions, without any abatement or reduction in the Purchase Price, except to the extent of any Physical Conditions Credit or Physical Conditions Cure otherwise agreed to by Seller as provided above. Purchaser shall make such election by written notice to Sellers before the expiration of the Due Diligence Period. A failure by Purchaser to give notice of its election in accordance with clause (x) of this Section shall be deemed an election by Purchaser to proceed to Closing. Notwithstanding any provision herein to the contrary, if Purchaser has elected to terminate this Agreement pursuant to the provisions of this Section 4.4.5, Seller shall have the right by notice given to Purchaser by not later than two (2) business days following such election by Purchaser, to agree to give Purchaser a credit at Closing in the amount by which any Remediation Cost exceeds the Threshold Remediation Costs, whereupon Purchaser’s termination notice shall be deemed revoked, Purchaser shall proceed to Closing and at Closing Seller shall provide Purchaser with a credit against the Purchase Price in the amount of such excess Remediation Costs, including any Physical Conditions Credit previously agreed to by Seller.

4.5 PIP Escrows. Certain Property Improvement Plan (“PIP”) work required pursuant to the respective existing Franchise Agreements for the Ontario Property (the “Ontario PIP Work”) and the HS Anaheim Property (the “HS Anaheim PIP Work”) has not yet been completed. To the extent that any of such Ontario PIP Work or HS Anaheim PIP Work has not been completed by the Closing Date, in lieu of Seller completing such Ontario PIP Work, Seller shall elect, at Seller’s option, either to (a) provide Purchaser with a credit against the Purchase Price for the amount of such uncompleted Ontario PIP Work and/or HS Anaheim PIP Work or (b) (i) assign all of the contracts for the performance of the Ontario PIP Work to Purchaser, and (ii) fund the Ontario PIP Work and/or HS Anaheim PIP Work by depositing 105% of the amount remaining to be funded to complete such Ontario PIP Work and/or HS Anaheim PIP Work (as reasonably determined by Seller, based upon existing construction contracts, purchase orders and other reasonable evidence of the cost of completing such PIP Work, in an escrow (either the “Ontario PIP Escrow” or the “HS Anaheim PIP Escrow”) created pursuant to the Ontario PIP Escrow Agreement or the HS Anaheim PIP Escrow Agreement, respectively, and Purchaser shall be entitled to draw upon the respective PIP Escrow to complete the respective PIP Work; provided, however, that, after completion of such respective PIP Work, any funds in the respective PIP Escrow which have not been expended shall be promptly returned to Seller, Seller covenants that any and all of the Anaheim PIP Work and/or Ontario PIP Work completed by Seller shall be completed in accordance with all specifications and requirements of the applicable PIP and otherwise in a good and workmanlike manner. This covenant shall survive the Closing.

4.6 Condition of the Property. SUBJECT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT AND EXCEPTING ALL REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED AT CLOSING:

(a) BY ENTERING INTO THIS AGREEMENT, PURCHASER HAS AGREED TO, AND WILL, PERFORM (AND PURCHASER REPRESENTS AND WARRANTS TO SELLERS THAT PURCHASER IS CAPABLE OF PERFORMING) A SOPHISTICATED, EXPERT, THOROUGH AND INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE LAND AND THE PROPERTY. PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE LAND AND THE PROPERTY ARE ACCEPTABLE TO PURCHASER. PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE CONDUCTED ITS OWN THOROUGH AND INDEPENDENT INSPECTION, INVESTIGATION, ANALYSIS AND EVALUATION OF ALL INSTRUMENTS, RECORDS AND DOCUMENTS WHICH PURCHASER MAY DETERMINE TO BE APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH PURCHASER’S ACQUISITION OF THE PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND PURCHASER WILL EITHER HAVE DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE INFORMATION AND DATA CONTAINED THEREIN OR EVIDENCED THEREBY ARE SATISFACTORY TO PURCHASER, OR TERMINATED THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD.

(b) PURCHASER ACKNOWLEDGES THAT SELLERS ARE NOT THE DEVELOPERS OR THE ORIGINAL OWNERS OF THE REAL PROPERTY OR THE HOTELS. PURCHASER FURTHER ACKNOWLEDGES THAT, PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE THOROUGHLY INSPECTED AND EXAMINED, AND, FAILING A TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 4.4, UNCONDITIONALLY AND IRREVOCABLY APPROVED, ALL ELEMENTS COMPRISING THE LAND AND THE PROPERTY, AND ALL FACTORS RELATED TO THEIR USE AND OPERATION. PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLERS FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS SECTION, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW.

(c) PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER’S FAILURE TO TERMINATE THIS AGREEMENT AND CANCEL THE ESCROW PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD

SHALL BE CONCLUSIVELY DEEMED PURCHASER’S AFFIRMATION THAT IT HAS COMPLETED ITS INVESTIGATIONS AND DUE DILIGENCE REVIEW OF THE LAND AND THE PROPERTY AND HAS APPROVED THE CONDITION AND STATE THEREOF.

(d) PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY, HOTELS AND HOTEL OPERATIONS, AND THAT PURCHASER WILL ACQUIRE THE PROPERTY IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION, AND SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTION AND EXAMINATION AND SELLERS’ REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN. PURCHASER WAIVES ANY OBLIGATION ON THE PART OF SELLERS, OR ANY OTHER PERSON, TO DISCLOSE ANY DEFECTS OR OTHER DEFICIENCIES OR LIABILITIES IN OR WITH RESPECT TO THE PROPERTY.

(e) IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT SELLERS MAKE NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, NATURE OR SORT, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION, PAST, PRESENT OR FUTURE OPERATION AND/OR PERFORMANCE, OR VALUE, OF ANY PROPERTY. SELLERS CONVEY THE PROPERTY TO PURCHASER “AS IS AND WHERE IS, WITH ALL FAULTS,” AND PURCHASER ACKNOWLEDGES THAT SELLERS MAKE NO REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF THE PROPERTY FOR ANY PURPOSE. PURCHASER ACKNOWLEDGES THAT PURCHASER SHALL BE SOLELY RESPONSIBLE AND LIABLE FOR ASCERTAINING THE TRANSFERABILITY OF ALL LICENSES, PERMITS AND OTHER GOVERNMENTAL CONSENTS FOR THE OWNERSHIP, USE AND OPERATION OF THE PROPERTY, AND SHALL BE SOLELY RESPONSIBLE FOR OBTAINING THE TRANSFERS THEREOF, PROVIDED SELLER SHALL USE COMMERCIALLY REASONABLE EFFORTS (BUT AT NO COST TO SELLER) TO COOPERATE WITH AND ASSIST PURCHASER IN OBTAINING THE TRANSFER OF OR NEW LICENSES, PERMITS AND CONSENTS AS NECESSARY.

(f) PURCHASER’S INSPECTION, INVESTIGATION AND SURVEY OF THE LAND AND THE PROPERTY, DURING THE DUE DILIGENCE PERIOD, SHALL BE IN LIEU OF ANY NOTICE OR DISCLOSURE REQUIRED BY SECTION 25359.7 OF THE CALIFORNIA HEALTH AND SAFETY CODE, OR BY ANY OTHER PROVISION OF THE CALIFORNIA CIVIL CODE, OR PURSUANT TO ANY OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, LAWS REQUIRING DISCLOSURE BY SELLER OF FLOOD, FIRE, MOLD, SEISMIC HAZARDS, LEAD PAINT, MELLO ROOS, LANDSLIDE AND LIQUEFACTION, OTHER GEOLOGICAL HAZARDS, RAILROAD AND OTHER UTILITY ACCESS,

SOIL CONDITIONS AND OTHER CONDITIONS WHICH MAY AFFECT THE USE OF THE REAL PROPERTY, AND PURCHASER HEREBY WAIVES ANY REQUIREMENT FOR A NOTICE PURSUANT TO THOSE PROVISIONS AND HEREBY ACKNOWLEDGES AND AGREES THAT IT IS FAMILIAR WITH SUCH DISCLOSURE REQUIREMENTS AND WILL CONDUCT ITS OWN DUE DILIGENCE WITH RESPECT TO ALL MATTERS COVERED THEREBY, AND HEREBY RELEASES SELLERS FROM LIABILITY IN CONNECTION WITH ANY SUCH MATTERS THAT ARE NOT THE SUBJECT OF ANY OF SELLERS’ REPRESENTATIONS AND WARRANTIES. PURCHASER SHALL BE DEEMED TO HAVE APPROVED ALL CONDITIONS PERTAINING TO THE PROPERTY UNLESS IT CANCELS THE ESCROW IN ACCORDANCE HEREWITH ON OR BEFORE THE END OF THE DUE DILIGENCE PERIOD.

(g) PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, ALTHOUGH SELLERS HAVE PROVIDED TO PURCHASER CERTAIN REPORTS, STUDIES AND SURVEYS FOR OR REGARDING THE REAL PROPERTY (“REPORTS”), SELLERS HAVE NOT VERIFIED THE ACCURACY THEREOF AND MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH REPORTS. PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLERS FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS PARAGRAPH, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW.

(h) FURTHERMORE, PURCHASER ACKNOWLEDGES THAT SELLERS HAVE NOT AND DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE PRESENCE OR INTEGRATION OF HAZARDOUS MATERIALS UPON OR WITHIN THE REAL PROPERTY. IN THAT REGARD, PURCHASER WILL, PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, CONDUCT ITS OWN INVESTIGATION AND OBTAIN ITS OWN ENVIRONMENTAL ASSESSMENT REPORT TO DETERMINE IF THE REAL PROPERTY CONTAINS ANY HAZARDOUS MATERIALS OR TOXIC WASTE, MATERIALS, DISCHARGE, DUMPING OR CONTAMINATION, WHETHER SOIL, GROUNDWATER OR OTHERWISE, WHICH VIOLATES ANY FEDERAL, STATE, LOCAL OR OTHER GOVERNMENTAL LAW, REGULATION OR ORDER OR REQUIRES REPORTING TO ANY GOVERNMENTAL AUTHORITY.

(i) PURCHASER, FOR ITSELF AND ITS OWNERS, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLERS, AND THEIR PAST, PRESENT AND FUTURE MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ASSIGNS, AND SUCCESSORS-IN-INTEREST FROM ALL PAST, PRESENT AND FUTURE CLAIMS, DEMANDS, OBLIGATIONS, LOSSES AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW

KNOWN OR UNKNOWN, DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, WHICH ARE BASED UPON OR ARISE OUT OF OR IN CONNECTION WITH THE CONDITION OF THE LAND OR THE PROPERTY, THE MATTERS ADDRESSED IN SUBSECTIONS (a), (b), (c), (d) AND (e) OF THIS SECTION 4.4.56, AND WITH RESPECT TO THE PRESENCE OF ANY HAZARDOUS MATERIALS, ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL REQUIREMENTS, INCLUDING, WITHOUT LIMITATIONS, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF THE REAL PROPERTY (INCLUDING THE IMPROVEMENTS THEREON) OR ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS. WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES TO ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), THE CALIFORNIA HAZARDOUS WASTE CONTROL LAW, (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 25100-25600), THE PORTER-COLOGNE WATER QUALITY CONTROL ACT (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 13000 ET SEQ.), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS. IN ACCORDANCE WITH THE FOREGOING, PURCHASER WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 (AND ALL SIMILAR STATUTES IN ALL OTHER STATES) WHICH STATES IN FULL AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BY INITIALING THIS AGREEMENT CLAUSE, PURCHASER ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.

PURCHASER’S INITIALS

(j) “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about, beneath the Real Property or migrating or threatening to migrate to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property.

(k) “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.

(1) “Hazardous Materials” means mold, mildew, and any substance (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; or (iv) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde.

The provisions of this Section 4.6 shall survive the Close of Escrow.

V.

CLOSING

5.1 Closing Date. The “Closing Date” for purposes of this Agreement shall be the date which is the first business day thirty (30) days after the expiration of the Due Diligence Period, or such earlier or later date as may be agreed upon, in writing, by Sellers and Purchaser, and shall be the date on which the Close of Escrow occurs, provided, however, that at the written request of Purchaser made not later than five (5) business prior to the original Closing Date, the Closing Date may be extended by up to fifteen (15) calendar days, (i) if Purchaser determines that such extension is reasonably necessary in order to finalize Purchaser’s assumption of the

Existing Indebtedness, or (ii) if Purchaser determines that such extension is reasonably necessary in order to finalize Purchaser’s financing for the purchase of the Property, provided that in the case of an extension pursuant to subsection (ii), Purchaser shall be required to increase the Earnest Money Deposit by $2,000,000 in order to obtain such extension. The “Close of Escrow” for purposes of this Agreement is defined as the time when the Grant Deeds are recorded in the Official Records, by Escrow Holder. In the event the Escrow and this Agreement are canceled and terminated, upon Escrow Holder’s request, Sellers shall pay to Escrow Holder all title and escrow cancellation charges; provided, however, that as an agreement between the parties not to concern Escrow Holder, it is agreed that if termination of the Escrow is caused by the default of one party then such party shall be responsible for all escrow and title cancellation charges, and if the termination occurs where neither party is in default or where both parties are in default, then each party shall be responsible for one-half (1/2) of all title and Escrow cancellation charges.

5.2 Action Prior to the Close of Escrow by Seller. Sellers agree that, provided Purchaser has complied with its obligations under Section 5.3 hereof, on or before 11:00 a.m. California time on the business day immediately preceding the Closing Date, Sellers will deposit with Escrow Holder such funds and other items and instruments (executed and acknowledged, if appropriate) as may be necessary in order for Escrow Holder to comply with this Agreement, including, without limitation, the following:

(a) For each Property, a grant deed in the form and content attached hereto as Exhibit “F”, prepared and executed by Seller and acknowledged before a Notary Public in the manner provided under the laws of the State of California, reflecting the sale and transfer to Purchaser of the Real Property and the Improvements, (“Grant Deed”).

(b) For each Property, two (2) duplicate originals of a Bill of Sale, in the form and content attached hereto as Exhibit “G”, prepared and executed by Seller, assigning, conveying and transferring to Purchaser the Personal Property and the Inventory (“Bill of Sale”);

(c) For each Property, two (2) duplicate originals of an Assignment of Intangible Property, in the form and content attached hereto as Exhibit “H”, prepared and executed by Seller, assigning and conveying to Purchaser, at no cost or expense to Sellers, and without representation or warranty, all of Seller’s right, title and interest in the Intangible Property (“Assignment of Intangibles”);

(d) For each Property, two (2) duplicate originals of an Assignment and Assumption of Contracts (which shall include an assignment of any leases if applicable), in the form and content attached hereto as Exhibit “I”, prepared and executed by Seller, assigning and conveying to Purchaser, at no cost or expense to Sellers, and without representation or warranty, all of Seller’s right, title and interest under the Contracts and any applicable leases (“Assignment of Contracts”);

(e) For each Property, a Non-Foreign Affidavit signed by Seller in the form to be prepared by Escrow Holder (“Non-Foreign Affidavit”);

(f) For the Ontario Property, three (3) originals of the Ontario PIP Escrow Agreement, if applicable;

(g) For the HS Anaheim Property, three (3) originals of the Anaheim PIP Escrow Agreement, if applicable;

(h) A certificate of Seller recertifying all of Seller’s representations and warranties as true and correct as of Close of Escrow, subject to such modifications, if any, to the extent permitted under this Agreement;

(i) A closing settlement statement mutually approved by Purchaser and Seller (the “Settlement Statement”);

(j) The documentation and instruments required of Sellers pursuant to Section 2.5 hereof to effect the assumption of the Existing Indebtedness by Purchaser;

(k) Such other funds, instruments or documents as may be reasonably necessary to effect or carry out the covenants and obligations to be performed by Sellers pursuant to this Agreement;

(l) Seller’s 1099-S;

(m) Such other instruments or documents as may be reasonably required by the Title Insurer as necessary to issue the Title Policy, but only to the extent required pursuant to the provisions of Section 4,4;

(n) Notices to tenants and contract parties notifying such parties of the transfer of ownership (“Third Party Notices”);

(o) An updated employee census;

(p) Title to all vehicles, duly endorsed over to Purchaser; and

(q) Evidence of termination of the existing management agreement.

5.3 Action Prior to the Close of Escrow by Purchaser. Purchaser agrees that Purchaser will deposit with Escrow Holder at such time as required to effect Close of Escrow on the Closing Date, all additional funds (in Good Funds) and/or documents (executed and acknowledged, if appropriate) which are necessary to comply with the terms of this Agreement, including without limitation:

(a) The funds referred to in Section 2.2.3 hereof;

(b) For each Property, two (2) fully executed duplicate originals of the Assignment of Contracts executed by Purchaser;

(c) For each Property, two (2) fully executed duplicate originals of the Assignment of Intangibles executed by Purchaser;

(d) For the Ontario Property, three (3) originals of the Ontario PIP Escrow Agreement, if applicable;

(e) For the HS Anaheim Property, three (3) originals of the Anaheim PIP Escrow Agreement, if applicable;

(f) The Settlement Statement;

(g) The Third Party Notices;

(h) The documents and instruments required of Purchaser pursuant to Section 2.5 hereof to effect the assumption of the Existing Indebtedness by Purchaser; and

(i) Such other funds, instruments or documents as may be reasonably necessary to effect or carry out the covenants and obligations to be performed by Purchaser pursuant to this Agreement.

5.4 Recording of Grant Deeds. Escrow Holder will cause the Grant Deeds to be dated and recorded in the Official Records, and all other conveyance documents deposited with Escrow Holder dated as of the Closing Date, when (but in no event after the Closing Date) Title Insurer is irrevocably committed to issue the Title Policies to be issued to Purchaser as contemplated in this Agreement, and holds for the account of Sellers and Purchaser the items and funds (if any) to be delivered to Sellers and Purchaser through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to Sellers or Purchaser pursuant to the provisions of this Agreement. The amount of any documentary transfer taxes will not be posted on the Grant Deeds, but will be properly reported by a separate tax affidavit filed by Escrow Holder with each Grant Deed.

5.5 Prorations.

5.5.1 Taxes. With respect to each Property, all non-delinquent real estate and personal property general and special taxes and assessments for the Property and the Land for the current assessment year shall be prorated as of the Closing Date. It is understood that any supplemental property tax bill issued as a result of the sale of any Property pursuant to the provisions of this Agreement, shall be borne by Purchaser. Notwithstanding anything to the contrary in this Agreement, Sellers shall retain all right, title and interest in and to any and all property tax (both real property and personal property) refunds and claims for refunds with respect to the Properties for any period prior to the Closing Date. Both Seller and Purchaser shall have the right to pursue claims for any such refunds, with respect to their respective periods of ownership. With respect to each Property, Purchaser and Sellers shall be equally responsible for, and shall pay equally, all sales, use and other transfer taxes imposed in connection with the sale and transfer of the Personal Property, the Inventory and the Intangible Property.

5.5.2 Advance Reservations. At the Close of Escrow, each Seller shall provide Purchaser with a schedule of post-closing confirmed Bookings for such Seller’s Hotel. Purchaser shall honor all such confirmed and Bookings, provided that such Bookings were booked by Sellers in a manner consistent with normal business practices.

5.5.3 Utility Service. With respect to each Property, Sellers shall request each utility company providing utility service to the Real Property to cause all utility billings to be closed and billed as of the Closing Date in order that utility charges may be separately billed for the period prior to the Closing Date and the period on and after the Closing Date. In the event any such utility charges are not separately billed, the same shall be prorated. In connection with any such proration, it shall be presumed that utility charges were uniformly incurred during the billing period in which the Close of Escrow occurs.

5.5.4 Revenue From Operations. With respect to each Property, all revenues from Hotel operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income-producing equipment arising through 12:01 a.m. California time on the Close of Escrow (“Cut-Off Time”) shall belong to Seller. All revenues from Hotel operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income producing equipment arising after the Cut-Off Time shall belong to Purchaser. Revenue from guest room rentals for the evening before the date of the Close of Escrow through to the day of the Close of Escrow shall be allocated one-half (1/2) to Seller and one-half (1/2) to Purchaser. All prepaid rentals, room rental deposits, and all other deposits for advance reservations and Bookings for the period after the Cut-Off Time, shall be credited to Purchaser.

5.5.5 Accounts Payable and Operating Expenses. With respect to each Property, all obligations and liabilities (for services and materials ordered, or otherwise in the ordinary course of business) and accounts payable for the Hotel and the Real Property owing as of the Closing Date for merchandise, equipment, tour agents’ and travel agents’ commissions, advertisements, supplies and other materials and services paid, incurred or ordered shall be prorated between Sellers and Purchaser as of the Closing Date. Sellers shall receive a credit for all prepaid expenses.

5.5.6 Miscellaneous Permits and Taxes. With respect to each Property, all water and sewer charges, taxes (other than ad valorem property taxes), including license taxes or fees for licenses (other than the Liquor Licenses) which are assignable or transferable without added cost and have a value which will survive Close of Escrow, including, but not limited to, any unpaid taxes payable in arrears, shall be prorated as of the Closing Date. Sellers will be credited for that portion of taxes and fees paid by Sellers allocable to the period after the Closing Date.

5.5.7 Contracts/Leases. With respect to each Property, all payments and receipts, as applicable, under the Contracts and any leases shall be prorated between Purchaser and Seller as of the Closing Date. Sellers shall receive a credit for all prepayments and deposits sunder any Contracts and Purchaser shall receive a credit for any security deposits under any leases.

5.5.8 Existing Indebtedness. All accrued but unpaid interest, and all payments under the Existing Indebtedness shall be prorated between Seller and Purchaser as of the Closing Date. All deposits, and all sums under impound and held in reserves, in each case held by the holder of the Existing Indebtedness, shall be credited to Seller through the Escrow as of the Close of Escrow.

5.5.9 Other Income. With respect to each Property, all other income derived by Seller from the Property accruing or relating to the period up to and including the Cut-Off-Time shall be paid to Seller. All other income derived by Seller from the Property accruing or relating to the period on and after the Cut-Off-Time shall be paid to Purchaser.

5.5.10 Other Expenses. With respect to each Property, all other expenses and obligations not otherwise specified in this Section 5.5 incurred in the ownership of the Property and operation of the Hotel shall be prorated between Seller and Purchaser as of the Closing Date.

5.5.11 Ticket and Gift Shop Inventory. With respect to each Property, Seller shall receive a credit for all theme park and other then currently valid ticket and admission passes, as well as all gift shop inventory, held by Seller for sale at the Hotel, in an amount equal to Seller’s actual cost thereof.

5.5.12 House Banks. With respect to each Property, on the Close of Escrow, in addition to the Purchase Price, Seller shall receive a credit through the Escrow for an amount equal to all till money, cash-on-hand, and all sums in house banks for the Hotel, in which case all right, title and interest to the till money, cash-on-hand and house banks shall be assigned and conveyed by Seller to Purchaser. In the event Seller and Purchaser are unable to agree upon the amount of the till money, cash-on-hand and house banks, the provisions of this Section 5.5.12 shall be inapplicable, and title to the till money, cash-on-hand and house banks shall remain with Seller. The failure of Purchaser and Seller to agree on the amounts of the till money, cash-on- hand and house banks shall not be deemed a condition precedent to the obligations of Seller and Purchaser under this Agreement.

5.5.13 Delayed Adjustments. If, at any time following the Closing Date, the amount of an item listed in this Section 5.5 shall prove to be incorrect, the party in whose favor the error was made shall pay to the other party within fifteen (15) days after request the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one hundred fifty (150) days after the Close of Escrow. The acceptance of the closing statement by either party shall not prevent later readjustment pursuant to this Section 5.5.13. After the Close of Escrow, each party shall have reasonable access to the books and records of the other party with respect to all matters set forth in this Section 5.5 for the purposes of determining the accuracy of all adjustments and the performance of the obligations of the parties under this Section 5.5.

5.5.14 Proration Allocation. For proration purposes, the date of the Close of Escrow shall be charged to Purchaser.

5.5.15 Survival. The provisions of this Section 5.5 shall survive the Close of Escrow.

5.6 Guest Property. With respect to each Property, property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

5.6.1 Safe Deposit Boxes. On the day prior to the Closing Date, Seller shall send written notice to guests in the Hotel who have safe deposit boxes advising them of the sale of the Hotel to Purchaser and the procedures to be followed pursuant to this Section 5.6.1. On the Closing Date, Seller shall deliver to Purchaser all keys to the safe deposit boxes in the Hotel, all receipts and agreements relating to such safe deposit boxes, and a complete list of the name and room number of each depositor. Each box in use by a Hotel guest shall then be sealed by representatives of Seller and Purchaser. At Purchaser’s option, guests may be requested to remove and verify the contents of the sealed boxes prior to the Close of Escrow. All such removals and verifications shall be under the supervision of a representative to be agreed upon between Purchaser and Seller. Purchaser shall be responsible for all boxes once the seal is broken, and for the contents of all boxes which are verified. Seller shall be responsible for any claims pertaining to any property allegedly deposited in a safe deposit prior to the Closing Date, the seal of which was not broken. Each of Seller and Purchaser shall indemnify and hold the other harmless from and against all claims and losses arising from such indemnifying party’s obligations under this Section 5.6.1.

5.6.2 Baggage Inventory. All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed in inventory. Purchaser agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory, and Seller agrees to indemnify and save and hold Purchaser harmless from and against any claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed in the inventory.

5.7 Closing Costs. Seller shall pay for the cost of the premium for the C.L.T.A coverage under the Title Policy, and Purchaser shall pay the cost of that portion of the premium for the Title Policy which is applicable to the A.L.T.A. extended coverage Title Policy for the Real Property and the Improvements, and shall also pay all additional costs for acquiring any additional endorsements to the Title Policy not otherwise included with a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) and for the Survey (or the updating thereof). Purchaser and Seller shall each pay one-half (1/2) of the documentary transfer taxes and the recording fee for the Grant Deed. Each of Seller and Purchaser shall pay one-half (1/2) of all escrow fees for that portion of the Escrow pertaining to the sale of the Property.

5.8 California Real Estate Withholding. Sellers and Purchaser appoint Escrow Holder as the withholding agent for purposes of compliance with California Revenue and Taxation Code Section 18662. Prior to the Close of Escrow, Sellers will provide Escrow Holder with all information and documentation reasonably required to determine the amount, if any, to be withheld from the proceeds of the sale transaction contemplated herein for payment to the California Franchise Tax Board pursuant to said Revenue and Taxation Code Section, including California Form 593-W or California Form 593-C, whichever is applicable to Sellers as of Close of Escrow.

5.9 Distribution of Funds and Documents Following Close of Escrow. Following Close of Escrow, Escrow Holder shall distribute the documents as follows:

5.9.1 To Sellers. With respect to each Property:

(a) The cash portion of the Purchase Price as set forth in Section 2.2, less costs, offsets and prorations in accordance with the provisions of this Agreement;

(b) A copy of the recorded Grant Deed;

(c) One (1) fully executed duplicate original of the Bill of Sale;

(d) One (1) fully executed duplicate original of the Assignment of Intangibles;

(e) One (1) fully executed duplicate original of the Assignment of Contracts;

(f) One (1) fully executed duplicate original of the Ontario PIP Escrow Agreement and the HS Anaheim PIP Escrow Agreement, as applicable;

(g) One (1) fully executed duplicate of the Settlement Statement;

(h) One (1) fully executed duplicate of the Third Party Notices;

(i) A copy of the Title Policy issued to Purchaser;

(j) One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Sellers through Escrow pursuant to the provisions of this Agreement; and

(k) One (1) copy of any other document delivered to Escrow Holder by Purchaser or Sellers pursuant to the terms of this Agreement.

5.9.2 To Purchaser.

(a) Any excess funds deposited by Purchaser which remain after disbursement to Sellers;

(b) One (1) conformed copy of the Grant Deed, the original to be mailed to Purchaser following the recordation thereof;

(c) One (1) fully executed duplicate original of the Bill of Sale;

(d) One (1) fully executed duplicate original of the Assignment of Intangibles;

(e) One (1) fully executed duplicate original of the Assignment of Contracts;

(f) One (1) fully executed duplicate original of the Ontario PIP Escrow Agreement and the HS Anaheim PIP Agreement, as applicable;

(g) One (1) fully executed duplicate of the Settlement Statement;

(h) One (1) fully executed duplicate of the Third Party Notices;

(i) One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Purchaser through Escrow pursuant to the provisions of this Agreement;

(j) One (1) copy of any other document delivered to Escrow Holder by Purchaser or Sellers pursuant to the terms of this Agreement; and

(k) The original of the Title Policy.

5.10 Possession. Purchaser shall be entitled to sole possession of each Property on the Close of Escrow, subject to the possessory rights of any guests of the Hotel.

VI.

ADDITIONAL COVENANTS AND INDEMNITIES

6.1 Purchaser’s Covenants.

6.1.1 Indemnification. Purchaser covenants to defend, indemnify and hold harmless Sellers, and their respective affiliates, owners, employees, agents and representatives, from and against any and all claims, penalties, liabilities, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs, but excluding consequential damages and loss of profits) (a) arising from the acts and omissions of Purchaser and its agents, employees and contractors occurring in connection with or as a result of, any inspections, tests or examinations of or to the Property and the Land, (b) arising from the use, management, operation, rental, maintenance and ownership of the Property and the Land, based upon acts, conduct or omissions (other than by Sellers) occurring, on or after the Closing Date, including, without limitation, with respect to and under the Contracts, (c) caused by or arising out of any material misrepresentation by Purchaser in connection with this Agreement, and (d) and arising from any breach of this Agreement by Purchaser or any instrument or agreement delivered or required to be delivered pursuant to the provisions of this Agreement, including under the WARN Act. This indemnity shall survive the Close of Escrow.

6.1.2 Seller’s Accounts Receivable. On the Closing Date, each Seller shall deliver to Purchaser an update of Seller’s Accounts Receivable list. Thereafter, Purchaser, upon receipt, shall promptly remit to such Seller all sums received by Purchaser in payment of any of Seller’s Accounts Receivables. All sums received by Purchaser from a customer, guest or patron following Closing shall be credited, unless otherwise designated by the payor, first, to the sums owing to Purchaser, and then, to the extent any sums remain, to Seller for any Seller’s outstanding Accounts Receivable . For a period of one (1) year after the Close of Escrow, Sellers shall have the right, from time to time, to inspect and audit the books and records of the Hotels that pertain to income and collections, at Sellers’ sole cost (unless it is determined from such audit or inspection that Purchaser has withheld any Seller’s Accounts Receivable, then Purchaser shall pay the costs of such audit and inspection), and Purchaser shall provide full and complete access thereto to Sellers upon not less than three (3) business days prior Notice, to verify receipt and payment of Sellers’ Accounts Receivable. All information so obtained by Sellers or their agents shall be confidential information which shall be disclosed solely on a need-to-know basis. Nothing in the foregoing shall obligate Purchaser to pursue the collection of any outstanding Seller Account Receivables and Purchaser shall have no obligation to Seller to do so.

6.2 Seller Covenants. Each Seller (but solely for itself and its own Property, and not for any other Seller or any other Property) covenants to Purchaser as follows:

6.2.1 Indemnification. Seller covenants to defend, indemnify and hold harmless Purchaser and its affiliates, owners, employees, agents and representatives from and against any and all claims, penalties, liabilities, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs, but excluding consequential damages and loss of profits) (a) arising from the use, management, rental, maintenance, ownership and operations of the Property during the period of Seller’s ownership thereof (except as to, and specifically excluding, the matters set forth in Section 6.1.1 hereof, Environmental Damages, Environmental Requirements, and the matters addressed in Section 4.4.5 hereof), (b) arising under the Contracts and the Franchise Agreement during the period of Seller’s ownership, (c) caused by or arising out of any material misrepresentation by Sellers in connection with this Agreement, and (d) arising from any breach of this Agreement by Seller or any instrument or agreement required to be delivered or to be delivered pursuant to the provisions of this Agreement. This indemnity shall survive the Close of Escrow.

6.2.2 Assumption of Franchise Agreement. At Closing, Purchaser shall either (i) assume the Franchise Agreements or (ii) enter into new franchise agreements with the same Franchisors, with the original Franchise Agreements being terminated and Seller being fully released from any liability under the existing Franchise Agreements. Seller shall terminate, at Seller’s sole cost and expense, all management agreements affecting each Hotel.

6.2.3 Termination of Management Agreement. At or prior to the Closing Date, Seller shall terminate, at Seller’s sole cost and expense, the Management Agreement affecting each Hotel.

6.2.4 Operation of the Hotel. Subject to the terms of this Agreement, Seller, during the term of this Agreement, shall carry on the business and operations of the Hotel in substantially the same manner as heretofore carried on by it. Seller shall pay and perform all of its material obligations and otherwise comply with all of the material terms and conditions of the covenants and other agreements of record reflected in the Permitted Exceptions, the Contracts, the Franchise Agreement, the Existing Indebtedness (and all documents evidencing, securing or relating to the Existing Indebtedness (including, but not limited to, causing any guarantors and indemnitors to perform their obligations thereunder)). Prior to the Closing Date, Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring the Property and the operation of the Hotel. Seller shall not remove any of the Personal Property from the Real Property, unless such removal is in the ordinary course of Seller’s business and Seller replaces the same with like items that are of equal or better quality and condition. Seller shall maintain the Inventory, the Food Inventory and the Alcoholic Beverages consistent with Seller’s past practices, and will replenish the same consistent with its past practices. Following the Effective Date of this Agreement, Seller may, extend, amend, modify or terminate any of the existing Contracts, including any leases of furniture, fixtures or equipment for the Hotel, and may enter into new Contracts as Seller deems appropriate to operate, service and maintain the Property consistent with normal business practices, and may enter into new Contracts; provided, however, (i) that Seller shall not enter into or extend any Contracts unless terminable on not more than 30 days notice without penalty or fee and Seller provides Purchaser with a copy of such new Contract or extension of an existing Contract, and (ii) that so long as Purchaser is not in default of any of its obligations under this Agreement, (a) from the date of this Agreement to the Closing Date, Seller shall provide to Purchaser copies of new Contracts, or any extensions of existing Contracts which Seller has entered into, or intends to enter into, (b) from and after the expiration of the Due Diligence Period, Seller shall not, without the written consent of Purchaser which may be withheld in Purchaser’s sole discretion, enter into (A) any leases of furniture, fixtures or equipment for the Hotel; or (B) any Contract, which is not made in the ordinary course of business and is not terminable on not more than 30 days notice without penalty or fee (provided that, notwithstanding any provision herein to the contrary, the respective Sellers shall have the continuing right to enter into Contracts for completion of the Ontario PIP Work and the HS Anaheim PIP Work, respectively); (c) other than with respect to the sale of Food Inventory or liquor in the ordinary course of business at the Property, no part of the Property, or any interest therein, will be sold or otherwise transferred or encumbered without Purchaser’s prior written consent; (d) without the prior written approval of Purchaser (which approval shall not be unreasonably withheld or delayed), Seller shall not make any material alterations to the Property except to the extent consistent with Ontario PIP and the HS Anaheim PIP, respectively; and (e) Seller shall pay all of its debts, liabilities and obligations as and when the same become due. Prior to the earlier of the termination of this Agreement or the Close of Escrow, and except as contemplated under Section 2,5 hereof, without Purchaser’s approval (which may be withheld in its sole and absolute discretion), Seller (A) shall not amend the Existing Indebtedness or any documents evidencing, securing or otherwise relating to the Existing Indebtedness, and (B) shall not prepay any part of the Existing Indebtedness.

6.2.5 Cooperation. Seller shall cooperate with Purchaser in all reasonable respects, including by executing and delivering necessary or desirable applications and other documents, to facilitate the issuance and/or transfer of the Permits and other authorizations in connection with the operation of the Hotel, including the Liquor Licenses. Purchaser shall promptly reimburse Seller for all reasonable out-of-pocket expenses incurred by Seller in connection with such cooperation. Except for the Liquor Licenses which are subject to the provisions of Section 2.4 above, to the extent any license is not transferable, but is necessary for any aspect of the operation of the Hotel, Seller shall cooperate with Purchaser by entering into such arrangements as may be usual and customary in similar transactions, provided that any such arrangements are in compliance with all applicable laws, rules and regulations, that Purchaser promptly reimburses Seller for all reasonable out-of-pocket expenses incurred by Seller in connection therewith, and that Purchaser indemnifies and holds Seller harmless from and against any liabilities arising in connection therewith.

6.3 Employee Matters.

6.3.1 On the Closing Date, Seller shall pay all employee salaries, wages, fringe benefits and other compensation, including any applicable federal, state and local taxes, for any employees of the Hotel which have accrued up to the Cut-Off Time. Seller shall terminate all of the Hotel employees effective at 11:00 a.m. California time on the Closing Date. Subject to the provisions of Section 6.3(b) hereof, Seller shall indemnify, defend and hold harmless Purchaser against any and all labor or employment claims, liabilities or obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue before, or arise out of events occurring before, the Closing Date, which indemnity shall survive the Close of Escrow.

6.3.2 As of the Close of Escrow, but effective at 8:00 a.m. California time on the Closing Date, Purchaser shall hire (or cause its hotel management company to hire) not less than eighty percent (80%) of the employees of each Hotel. Purchaser shall indemnify, defend and hold harmless Seller, and its affiliates, owners and employees, against any and all labor or employment claims, liabilities and obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue from or after, or arise out of events occurring from or after the Close of Escrow, including, without limitation, all claims arising from the termination by Purchaser of any Hotel employee or personnel performing services at or for the Hotel, and Purchaser’s decision to continue or discontinue any employment policy or practice of Seller in existence or effect at the Hotel prior to the Close of Escrow, which indemnity shall survive the Close of Escrow. The foregoing indemnity shall survive the Close of Escrow.

6.3.3 Purchaser acknowledges that Seller is not giving any notice under, or otherwise complying with, the Worker Adjustment and Retraining Notification Act and/or any applicable state law counterpart (together with all rules and regulations promulgated thereunder, the “WARN Act”). Purchaser agrees to hire a sufficient number of the Hotel employees, and on such terms and conditions, as to avoid any violation of the WARN Act in the absence of such notice, and agrees to indemnify and defend Seller, and to hold Seller harmless, from and against any and all loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys fees) incurred by any of such parties as a result of the failure to give such notice or otherwise comply with the WARN Act.

6.4 Exclusive Dealings. Purchaser and Seller agree that, in consideration of the payment of the Earnest Money Deposit, and Purchaser’s projected efforts and undertakings, and in preparing the necessary legal documentation to complete the purchase transaction, neither Seller, nor any of its affiliates, agents, representatives, officers, directors, partners or shareholders, will engage in any negotiations, or accept any offers, regarding the sale, exchange, or other conveyance of the Property until the later of the Closing Date, or the date Purchaser and Seller mutually agree to extend the Closing Date, or such sooner date as Purchaser terminates this Agreement and cancels the Escrow.

6.5 No Obligations of Escrow Holder. Escrow Holder shall not be concerned with the provisions of this Article VI.

VII.

REPRESENTATIONS AND WARRANTIES

7.1 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that as of the date hereof and the Close of Escrow:

7.1.1 Organization and Standing. Purchaser is a Virginia limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Virginia, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

7.1.2 Due Authorization. The performance of this Agreement and the transactions contemplated hereunder by Purchaser have been duly authorized by all necessary action on the part of Purchaser, and this Agreement is binding on and enforceable against Purchaser in accordance with its terms. Purchaser shall, on or prior to the Closing Date, furnish Seller with certified resolutions evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any shareholder, creditor, board of directors, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Purchaser, has full power and authority to bind Purchaser.

7.1.3 Lack of Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument or agreement to which Purchaser is subject.

7.1.4 Solvency/Bankruptcy. Purchaser has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made any offer of settlement, extension or compromise to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake, any of the foregoing. Furthermore, Purchaser has not taken, and does not contemplate taking, against it any such actions.

7.2 Sellers’ Representations and Warranties. Each Seller represents and warrants (but solely for itself and its own Property, and not for any other Seller or any other Property) to Purchaser that as of the date hereof and Close of Escrow:

7.2.1 Organization and Standing. Seller is a limited partnership, as reflected on “Schedule “A” to this Agreement, duly organized under the laws of the State of Delaware is validly existing, and in good standing under the laws of the State of California, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

7.2.2 Due Authorization. The performance of this Agreement and the transactions contemplated hereunder by Seller have been duly authorized by all necessary action on the part of Seller, and this Agreement is binding on and enforceable against Seller in accordance with its terms. Seller shall, on or prior to the Closing Date, furnish Purchaser with certified resolutions evidencing that Seller has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any member, manager, creditor, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Seller, has full power and authority to bind Seller.

7.2.3 Lack of Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Property (or any portion thereof) are subject.

7.2,4 Non-Foreign Seller. Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”

7.2.5 Solvency/Bankruptcy. Seller has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake any of the foregoing. Furthermore, Seller has not and does not contemplate taking or having taken against it, any such actions.

7.2.6 Existing Indebtedness. Neither Seller nor any guarantor or indemnitor with respect to any Existing Indebtedness has received any written notice that it is in default with respect thereto. All payments currently due on any Existing Indebtedness have been paid.

7.2.7 Litigation. As of the date hereof, except as set forth on Exhibit “F” hereto, Seller has not been served with any pending actions, suits, arbitrations, governmental investigations or other proceedings, and to its best knowledge, none of the foregoing are pending or threatened against Seller or affecting the Property before any court or governmental authority.

7.2.8 Condemnation. As of the date hereof, Seller has not been served with notice of any pending or threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof, and has no knowledge of any of the foregoing being contemplated.

7.2.9 Contracts. All Contracts to which Seller is currently a party (except for Bookings, gift certificates and similar promotional arrangements), and all amendments thereto, are listed on Schedule “C” attached hereto. Seller has or will make available to Purchaser true copies of all such Contracts. All such Contracts are in full force and effect, and to the best of Seller’s knowledge, there are no material defaults or events that with notice or the passage of time or both, would constitute a material default by Seller under any such Contracts, nor by any other party thereto.

7.2.10 Licenses and Permits. All Permits have been obtained and are in full force and effect. Seller has made or will make available to Purchaser true copies of each such Permit. Seller has not received a written notice from any applicable governmental authority (A) of any violation, default, intended or threatened non-renewal, suspension or revocation of any of the Permits, the loss of which would have a material adverse effect on the present use and occupancy of the Real Property or (B) that it lacks any permits or licenses necessary for the present use and occupancy of the Real Property.

7.2.11 Real Property Tax Assessments. Seller has received no written notice from any tax assessor of any proposed increase in real estate taxes with respect to the Hotel, other than normal fiscal year increases,

7.2.12 Employee Agreements. There are no agreements to which Seller is a party relating to any labor or collective bargaining agreement affecting the Hotel. Seller has not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller nor has it received any notice of any claim of unfair labor practices. Seller has and shall maintain through the Closing Date a level of employment at the Hotel that is sufficient for the normal business operations of the Hotel at standards required by the Franchise Agreement.

7.2.13 Insurance. Seller has and shall maintain through the Closing Date insurance policies equivalent in all material respects to those currently maintained by Seller, which policies are consistent with the requirements of the lender under the existing financing and under the Franchise Agreement. Seller has not received any notice of cancellation or threatened cancellation of any insurance policy applicable to any Property.

7.2.14 Ownership of Personal Property. Except as may otherwise be provided in any Contracts, Seller is the sole owner of all Personal Property and, at Closing, none of the Personal Property shall be encumbered by any lien or claim of any other person or entity, except for the Existing Indebtedness.

7.2.15 Food and Beverage Inventory. Except as may otherwise be provided in any Contracts, all Food and Beverage Inventory is free and clear of any lien or claim, except for the Existing Indebtedness.

7.2.16 Violations. Seller has received no written notice of any violation of any laws, including environmental laws with respect to any Property that has not been cured as required by law.

7.2.17 No Offers. Seller has not granted any right to purchase, option or other right with respect to any Property.

Wherever the phrase “to Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean only the present actual knowledge of Thomas J. Baltimore, Jr. and of Howard Isaacson, Senior Vice President, Asset Management, without any duty of inquiry, any imputation of the knowledge of another to him, or independent investigation of the relevant matter by any of such individual(s), and without any personal liability. Wherever the phrase “in Seller’s possession”, “in the possession of Seller” or similar phrase appears in this Agreement, such phrase shall be deemed to mean only to the extent the material or other item referred to by such phrase is located at the Hotel or in Seller’s offices in Bethesda, Maryland. Notwithstanding any provision of this Agreement to the contrary, should any of the foregoing representations and warranties of Seller become false or inaccurate prior to the Close of Escrow, and provided Seller discloses the same to Purchaser, in writing, prior to the Close of Escrow, and provided any such representation or warranty was not knowingly false when made or made to be false or inaccurate through acts or omissions of Seller prior to Closing, then Purchaser’s sole recourse shall be to either (i) terminate this Agreement and cancel the Escrow, in which case the Earnest Money Deposit shall be returned to Purchaser and neither Seller nor Purchaser will have any further liability or obligation under this Agreement (except for those obligations which survive in accordance with their terms), or (ii) proceed with the closing, without reservation, in which case Purchaser shall be deemed to have waived all claims against Sellers with respect to such false or inaccurate representation and warranty. If any such representation or warranty was knowingly false when made or made to be false or inaccurate through intentional acts or omissions of Seller prior to Closing, then Purchaser shall be entitled to all damages (and subject to all limitations) available to Purchaser as provided in this Agreement for a default of Seller hereunder.

VIII.

CONDITIONS PRECEDENT TO CLOSE OF ESCROW

8.1 Conditions to Seller’s Obligations. The obligation of Sellers to close the Escrow shall be subject to the satisfaction or Notice of its waiver (delivered to Purchaser and Escrow Holder), in whole or in part, by Sellers of each of the following conditions precedent:

(a) Except by reason of a default by Sellers, Escrow Holder is in a position to and will deliver to Sellers the instruments and funds accruing to Sellers pursuant to the provisions of this Agreement;

(b) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Purchaser set forth in this Agreement that has not been waived by Seller;

(c) Purchaser shall have assumed the Existing Indebtedness and Seller and Seller’s guarantor shall have been released therefrom; and

(d) With respect to each Property, Seller has been released from all obligations under the Franchise Agreement by the franchisor thereunder, provided, Seller covenants to take all steps reasonably required by the franchisor for such release and, to the extent this condition fails due to Seller’s failure to execute and deliver franchisors’ customary termination agreements (which may include, but not be limited to, a general release of the applicable franchisor by the applicable Seller) and perform customary obligations thereunder (which may include, but not be limited, paying any fees accrued under the franchise agreements through the date of closing), Seller shall be deemed to be in default under this Agreement, unless Seller otherwise waives this condition.

The foregoing conditions contained in this Section 8.1 are intended solely for the benefit of Sellers. Sellers shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Purchaser and Escrow Holder.

8.2 Conditions to Purchaser’s Obligations. The obligations of Purchaser to close the Escrow shall be subject to the satisfaction or Notice of its waiver (delivered to Sellers and Escrow Holder), in whole or in part, by Purchaser of each of the following condition precedent:

(a) Except by reason of a default by Purchaser, Escrow Holder is in a position to and will deliver to Purchaser the instruments and funds, if any, accruing to Purchaser pursuant to the provisions of this Agreement;

(b) If Purchaser is entering into new franchise agreements, the Franchise Agreements have been terminated, effective as of the Closing Date, at no cost or expense to Purchaser;

(c) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Sellers set forth in this Agreement that has not been waived by Purchaser; and.

(d) The assumption of the Existing Indebtedness has been approved by the lender.

The foregoing conditions contained in this Section 8.2 are intended solely for the benefit of Purchaser. Purchaser shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Seller and Purchaser.

8.3 Failure of Conditions to Close of Escrow. Escrow Holder shall be responsible for confirming, on or before the Close of Escrow, that the conditions to the Close of Escrow set forth in Sections 8.1 and 8.2 hereof, and as set forth elsewhere in this Agreement, have been satisfied. Purchaser and Sellers hereby agree to deliver their Notices to Escrow Holder, on or before the Close of Escrow; of the satisfaction or waiver of all other conditions to the Close of Escrow hereunder, and, in the event that both Purchaser and Sellers specifically notify and instruct Escrow Holder, in writing, to proceed to the Close of Escrow hereunder, all such other conditions to the Close of Escrow hereunder that are not otherwise satisfied shall be deemed to have been waived by both Purchaser and Sellers Escrow Holder shall not proceed to the Close of Escrow hereunder unless both Purchaser and Sellers specifically notify and instruct Escrow Holder to do so.

IX.

LIQUIDATED DAMAGES

9.1 Default by Purchaser. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY MATERIAL DEFAULT OF PURCHASER, PURCHASER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLERS DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLERS WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT, (OR THE PORTION THEREOF REQUIRED TO BE DEPOSITED INTO THE ESCROW BY PURCHASER BY THE TERMS OF THIS AGREEMENT). SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE DEFAULT OF PURCHASER UNDER THIS AGREEMENT. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH ANY DEFAULT BY PURCHASER UNDER THIS AGREEMENT ARE EXPRESSLY WAIVED BY SELLERS (PROVIDED THIS LIMITATION SHALL NOT APPLY TO ANY INDEMNITY OF PURCHASER THAT EXPRESSLY SURVIVES THIS AGREEMENT). THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS

NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3389, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, 1676 AND 1677. EACH SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3369. UPON DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF SELLER RESERVED HEREIN, AND FOR THE RIGHT OF SELLERS TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW HOLDER. IN THE EVENT PURCHASER WRONGFULLY FAILS TO AUTHORIZE ESCROW HOLDER TO RELEASE THE EARNEST MONEY DEPOSIT WITHIN FIVE (5) BUSINESS DAYS OF THE DEMAND OF SELLERS WHEN PURCHASER HAS DEFAULTED AND SELLERS ARE ENTITLED TO LIQUIDATED DAMAGES HEREUNDER, THE PROVISIONS OF THIS ARTICLE IX SHALL BE VOIDABLE AT THE ELECTION OF SELLERS.

SELLERS’ INITIALS	PURCHASER’S INITIALS

9.2 Default by Sellers. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF SELLERS, PURCHASER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER. THEREFORE, PURCHASER AND SELLERS DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, IN ADDITION TO ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 12.2 HEREOF, PURCHASER MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY), EITHER: (a) PURSUE AN ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE; OR (b) RECEIVE (i) THE RETURN OF THE EARNEST MONEY DEPOSIT, AND (ii) REIMBURSEMENT OF OUT-OF-POCKET EXPENSES ACCORDING TO PROOF NOT TO EXCEED AN AGGREGATE OF FOUR HUNDRED THOUSAND DOLLARS ($400,000). ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH SELLERS’ FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN (OTHER THAN AS SPECIFIED IN (a) AND (b) HEREOF) ARE EXPRESSLY WAIVED BY PURCHASER. THE REFUND OF THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3389, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO PURCHASER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. PURCHASER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON DEFAULT BY SELLERS, IF THIS AGREEMENT IS TERMINATED BY PURCHASER, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF PURCHASER RESERVED HEREIN, AND FOR THE RIGHT OF PURCHASER TO COLLECT SUCH LIQUIDATED DAMAGES FROM SELLERS.

SELLERS’ INITIALS	PURCHASER’S INITIALS

X.

BROKERS

Sellers shall be solely responsible for the payment of any commission, finder’s fee or other sum initiated by Hodges Ward Elliott (“Broker”) with respect to the transaction under this Agreement and shall indemnify, defend and hold Purchaser harmless therefrom. Sellers and Purchaser each agree to indemnify, protect, defend and hold the other harmless from and against any claims, actions, suits or demands for payment of any commission, finder’s fee or other sum initiated by any other broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning, in connection with the transaction contemplated by this Agreement or the sale of the Property by Sellers.

XI.

NOTICES

Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, and (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Sellers:	c/o RLJ URBAN LODGING FUND, L.P.
Attention: Thomas J. Baltimore, Jr.
3 Bethesda Metro Center, Suite 1000
Bethesda, Maryland 20814
Telecopier: (301) 280-7777

With a copy to:	Gerard Leval, Esq.
Arent Fox, PLLC
1050 Connecticut Avenue, N.W.
Washington D.C. 20036-5339
Telecopier: (202) 857-6395

To Purchasers:	INNKEEPERS USA LIMITED PARTNERSHIP
340 Royal Poinciana Way
Suite 306
Palm Beach, FL 33480
Attention: Mark A. Murphy, Esq.
Telecopier: (561)857-6395

With a copy to:	ALLEN MATKINS LECK GAMBLE MALLORY & NATSIS LP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Peter J. Roth, Esq.
Telecopier: (310) 788-2410

Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least thirty (30) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement.

XII.

MISCELLANEOUS

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the Superior Court of California, County of San Diego, California, shall be the sole jurisdiction and venue for the bringing of the action.

12.2 Professional Fees and Costs. If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs of such other proceedings, as may be fixed by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action, and any party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting party shall be deemed to be the prevailing party.

12.3 Exhibits and Schedules a Part of This Agreement. The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.

12.4 Executed Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.

12.5 Assignment. Purchaser may not assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Sellers, which consent may be withheld in Sellers’ sole discretion. Notwithstanding the foregoing, however, Purchaser may, not later than five (5) business days prior to the Closing Date, assign and transfer all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) thereof, or to a one hundred percent (100%) owned affiliate(s) thereof, or to any entity controlled (directly or indirectly, through voting or equity ownership) by Purchaser or any affiliate thereof; provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment. Any assignment as permitted in the preceding sentence shall be conditioned upon Purchaser delivering to Sellers and Escrow Holder, not later than five (5) days prior to the Closing Date Notice thereof, together with a copy of such assignee’s organizational and formation documents and instruments, a Certificate of Good Standing for such assignee, and copies of the resolutions of Purchaser and such assignee authorizing such assignment. As a further condition to any such permitted assignment, Purchaser shall cause its assignee to execute an assignment and assumption agreement of Purchaser’s obligations under this Agreement (in form and content reasonably and mutually acceptable), and such other documents and instruments as Escrow Holder may reasonably request.

12.6 IRS - Form 1099-S. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be deemed the “person responsible for closing the transaction” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions.”

12.7 Successors and Assigns. Subject to the provisions of Section 12.5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.

12.8 Time is of the Essence. Time is of the essence of this Agreement.

12.9 Entire Agreement. This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain all representations and the entire understanding and agreement between the parties hereto with respect to the purchase and sale of the Property, and all prior and contemporaneous understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded. In executing this Agreement, Sellers and Purchaser each expressly disclaim any reliance on any oral or written representations, warranties, comments, statements or assurances made by Sellers, Purchaser, and any of their respective affiliates, and their respective agents, employees, representatives, attorneys or brokers, as an inducement or otherwise, to Purchaser’s and Sellers’ respective execution hereof. No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.

12.10 Further Assurances. Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred upon it by this Agreement, or to effectuate the termination of this Agreement and cancellation of the Escrow (if otherwise permitted hereunder). The terms of this section shall survive the Close of Escrow and/or termination of this Agreement.

12.11 Waiver. Failure or delay by either party to insist on the strict performance of any covenant, term, provision or condition hereunder, or to exercise any option herein contained, or to pursue any claim or right arising herefrom, shall not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right. Any waiver by either party shall be effective only if in a writing delivered to the other party hereto and setting forth, with specificity, the covenant, term, provision or condition so waived. Any such waiver shall not constitute or be construed as a continuing waiver of any subsequent default.

12.12 Headings. The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.

12.13 Risk of Loss. With respect to each Property, the risk of loss shall be as follows:

12.13.1 Risk of Loss. Until the Closing Date, Seller shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty (collectively “Casualty”). If, prior to the Closing Date, any of the Improvements shall be damaged by any Casualty, Seller shall promptly deliver to Purchaser a Notice (“Casualty Notice”‘) of such event. Upon Purchaser’s receipt of a Casualty Notice, Seller and Purchaser shall meet promptly to estimate the cost to repair and restore the Improvements to good condition and to replace the damaged Personal Property (“Casualty Renovation Cost”). If the parties are unable to agree on the cost of restoration, the matter will be submitted to an engineer designated by Seller and an engineer designated by Purchaser, each licensed to practice in the state in which the Land is located, and the engineers shall resolve the dispute. Each party hereto shall bear the costs and expenses of its own engineer.

12.13.2 Material Loss. If the Casualty Renovation Cost exceeds in the aggregate (i) Two Million Dollars ($2,000,000.00) in the event the Casualty is insured against, or (ii) One Million Dollars ($1,000,000.00) in the event the Casualty is not insured against, either party hereto may, at its option, elect to terminate this Agreement by Notice to the other party within five (5) days after the date that the Casualty Renovation Cost is determined, in which case the Earnest Money Deposit shall be delivered to Purchaser, and neither party shall have any further rights or obligations hereunder, except for any continuing confidentially and indemnity obligations as provided in this Agreement. If both parties hereto fail to timely make its election to terminate this Agreement, then the Close of Escrow shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and shall pay to Purchaser the amount of any deductible, under applicable insurance policies, or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.

12.13.3 Nonmaterial Loss. If the Casualty Renovation Cost is in the aggregate (i) Two Million Dollars ($2,000,000.00) or less in the event the Casualty is insured against, or (ii) One Million Dollars ($1,000,000.00) or less in the event the Casualty is not insured against, then, in any such event, neither party hereto shall have any right to terminate this Agreement, but the Closing shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser and shall pay to Purchaser the amount of any deductible in the event the Casualty is insured against or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.

12.13.4 Eminent Domain. If, prior to the Close of Escrow, (i) all or substantially all (or so much thereof so as to substantially and materially interfere with the operation of the Hotel) of the Real Property, (ii) any portion of the parking areas on the Real Property which results in there being insufficient parking for the operation of the Hotel as established by applicable governmental codes and regulations, or (iii) any access-way to the Real Property or to any part of any building with guest rooms is taken by condemnation or eminent domain, at the election of Purchaser this Agreement shall, upon the giving of Notice of such event or of the condemning authorities’ intention so to take the Real Property, terminate, and Purchaser shall receive a full and prompt refund of all sums deposited by them with Escrow Holder and/or Seller. If, prior to the Close of Escrow, less than all or substantially all of the Real Property shall be taken by condemnation or eminent domain, then, if any of the foregoing, in Purchaser’s reasonable opinion, materially impairs the value of the Real Property or any significant interest therein, then Purchaser shall have the option to (A) accept title to the Real Property subject to such taking, in which event at the Close of Escrow all of the proceeds of any award or payment made or to be made by reason of such taking shall be assigned by Seller to Purchaser, and any money theretofore received by Seller in connection with such taking shall be paid over to Purchaser, whereupon Purchaser shall pay the Purchase Price without abatement by reason of such taking, or (B) receive a full and prompt refund of all sums deposited by Purchaser with Escrow Holder and/or Seller. Seller shall not settle, agree to, or accept any award or payment in connection with a taking of less than all of the Real Property without obtaining Purchaser’s prior written consent in each case, which consent shall not be unreasonably withheld or delayed.

12.14 Construction of Agreement. The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Agreement is, therefore, deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement. The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement. The words “this Agreement” include the exhibits, schedules addenda and any future written modifications, unless otherwise indicated by the context. All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires. The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “business day” refer to a day other than a Saturday, Sunday or legal holiday on which banking institutions are closed. The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated.

12.15 Tax Deferred Exchange. The following provisions shall apply with respect to each Property:

12.15.1 Seller and Purchaser (“Cooperating Party”) each agree to fully cooperate with the other (and any owner of such other party) (“Exchangor”) (including cooperation with any Intermediary (as defined herein) selected by Exchangor) to structure the acquisition of the Property and/or the Real Property as an exchange of property held for productive use in a trade or business or for investment within the meaning of Section 1031 of the Internal Revenue Code of 1986 (as amended), and upon request, Cooperating Party agrees to execute additional escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Cooperating Party shall incur no additional costs or expenses in this transaction, or be required to incur any additional liability, acquire, accept or hold title to any property (other than the Property), as a result of or in connection with any such exchange, unless because of Cooperating Party’s default hereunder or under any agreement executed by reason of this Section 12.15.

12.15.2 Exchangor agrees to indemnify, defend or hold Cooperating Party harmless from and against any and all additional costs, expenses, claims, demands, liabilities, losses, obligations, damages, recoveries, and deficiencies (such categories being collectively referred to herein as “Liabilities”) in excess of those Liabilities that Cooperating Party would otherwise have if the transaction contemplated in this Agreement closes as a sale transaction, and that Cooperating Party may incur or suffer, as a result of or in connection with (i) the structuring of the transaction contemplated in this Agreement as an exchange under Internal Revenue Code Section 1031 and/or (ii) the execution of any documents in connection with the exchange.

Exchangor’s foregoing indemnity shall not indemnify Cooperating Party for any Liabilities arising as a result of or in connection with any default by Cooperating Party under this Agreement or any default by Cooperating Party under any of the documents or agreements entered into by Cooperating Party in connection with the exchange or for any negligence or willful misconduct on the part of Cooperating Party. Implementation of the exchange(s) contemplated in this Section 12.15 shall not be a condition to the Close of Escrow.

12.15.3 Exchangor, at its election, may substitute for any one or more of them, one or more persons or entities (“Intermediary”) as a party(ies) to the Escrow and this Agreement, in which event the Intermediary shall assume and perform the obligations of Exchangor under this Agreement (but without the release of liability of Exchangor for such performance), and Cooperating Party agrees to accept the performance by Intermediary and shall tender its performance to Intermediary.

12.16 No Public Disclosure. Neither party shall make any public disclosure of the terms of this transaction without the prior written consent of the other party prior to the Close of Escrow, except to the extent required by law. Further Purchaser shall be entitled, with Seller’s consent, which shall not be unreasonably withheld, to issue a press release announcing the fact that Purchaser has enterer into this Agreement, but not the terms thereof, except that such press release may disclose the identities of the properties and the aggregate purchase price.

12.17 Covenants, Representations and Warranties. Except as otherwise set forth in this Agreement, all of the covenants, representations and agreements of Sellers and Purchaser set forth in this Agreement shall survive the Close of Escrow, except that all representations and warranties shall survive only for a period of nine (9) months after the Close of Escrow. By proceeding with the closing of the sale transaction, Sellers and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Close of Escrow whether under this Agreement or any other document or instrument executed by the other party in connection with this transaction, of which the waiving party has actual knowledge of prior to the Close of Escrow for which the other party shall have no liability.

12.18 Confidentiality. Subject to Section 12.16 above, other than as required or permitted by the terms of this Agreement, no party hereto shall release or cause or permit to be released any press notices or releases or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms and conditions of the purchase and sale transaction for the Properties, and nor shall Purchaser or its agents or representatives disclose, in any manner whatsoever, (a) the information provided to Purchaser by any Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s due diligence investigation of the Property, without first obtaining the written consent of Sellers (collectively, “Proprietary Information”). The foregoing shall not preclude Purchaser (i) from discussing the Proprietary Information with any person who is employed by Purchaser or who, on behalf of Purchaser, is actively and directly participating in the purchase and sale of the Property, including, without limitation, to Purchaser’s shareholders, partners, members, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (ii) from complying with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if Purchaser is required by applicable law or legal process to disclose any Proprietary Information, Purchaser agrees to furnish only that portion of the Proprietary Information which Purchaser is legally compelled to disclose and to use its best efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information. Purchaser shall inform its respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this section. In addition to any other remedies available to Sellers, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser in order to enforce the provisions of this section. The provisions of this section shall survive any termination of this Agreement. Purchaser agrees not to contact, directly or indirectly, any employees of any Hotel prior to the Close of Escrow, and agrees to be liable for all of Sellers’ damages in the event of any such contact by Purchaser or any of its agents or representatives.

12.19 Limitation on Liability. In consideration of the benefits accruing hereunder, Sellers and Purchaser agree that, in the event of any actual or alleged failure, breach or default of this Agreement by Sellers or Purchaser:

(a) The sole and exclusive remedy shall be against the defaulting party and its assets;

(b) No owner of the defaulting party shall be sued or named as a party in any suit or action;

(c) No service of process shall be made against any owner or employee of the defaulting party (except as may be necessary to secure jurisdiction of the defaulting party);

(d) No owner or employee of the defaulting party shall be required to answer or otherwise plead to any service of process;

(e) No judgment may be taken against any owner or employee of the defaulting party;

(f) Any judgment taken against any owner or employee of the defaulting party may be vacated and set-aside at any time without hearing;

(g) No writ of execution will ever be levied against the assets of any owner or employee of the defaulting party; and

(h) These covenants and agreements are enforceable both by the defaulting party and also by any owner or employee of the defaulting party.

In addition to the foregoing, and notwithstanding any other term or provision of this Agreement to the contrary, except as to any Seller’s fraud, Sellers shall have no liability for the breach of any representation, warranty, covenant, indemnity or other obligation expressly stated to survive the Close of Escrow (collectively, “Sellers’ Post-Closing Obligations”), unless and until the aggregate amount of Purchaser’s out-of-pocket damages and third party expenses directly resulting from such breaches shall exceed, and then only to the extent the same exceeds, Fifty Thousand Dollars ($50,000). Furthermore, Sellers’ aggregate liability under this Agreement (or otherwise) for the breach of any and all of Sellers’ Post-Closing Obligations shall, in no event individually or in the aggregate, exceed two and one-half percent (2.5%) of the Purchase Price. In no event shall Seller have any liability for punitive damages, consequential damages, or damages for diminution-in-value, but shall only be liable for Purchaser’s actual out-of-pocket damages and third party expenses.

12.20 No Third-Party Beneficiaries. Sellers and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. The covenants and agreements provided in this Agreement are solely for the benefit of Sellers and Purchaser and their permitted successors and assigns respectively.

12.21 Facsimile Signatures. The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Purchaser and Sellers each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission.

12.22 Purchaser’s Public Company Requirements. Upon Purchaser’s request, for a period of two (2) years after the Closing, Seller shall make the books and records of the Property available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense. Seller shall provide Purchaser, but without third-party expense to Seller, with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, to enable Purchaser or any of its constituent members to comply with applicable filing requirements of the SEC. Without limiting the foregoing, (x) Purchaser or its designated independent or other accountants may audit the operating statements of the Property, and Seller shall supply such documentation in its possession or control as Purchaser or its accountants may reasonably request in order to complete such audit, and (y) Seller shall furnish Purchaser with such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority. This Section 12.22 shall survive the Closing.

[The remainder of this page is intentionally left blank]

[Signatures on following page]

XIII.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 21st day of July, 2006.

SELLERS:

RLJ ONTARIO HOTEL, LP, a Delaware limited partnership

By:	RLJ Ontario Hotel General Partner, LLC, a Delaware limited liability company

	By:	/s/ Thomas J. Baltimore
Thomas J. Baltimore, Jr. President

RLJ ONTARIO HOTEL - LESSEE, L.P., a Delaware limited partnership

By:	RLJ Ontario Hotel Lessee General Partner, LLC, a Delaware limited liability company

	By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr. President

[Signatures continued on next page.]

RLJ ANAHEIM SUITES HOTEL, L.P., a Delaware limited partnership

By:	RLJ Anaheim Suites Hotel General Partner, LLC, a Delaware limited liability company

	By:	/s/ Thomas J. Baltimore
Thomas J. Baltimore, Jr. President

RLJ ANAHEIM SUITES HOTEL LESSEE, L.P., a Delaware limited partnership

By:	RLJ Anaheim Suites Hotel Lessee General Partner, LLC, a Delaware limited liability company

	By:	/s/ Thomas J. Baltimore
Thomas J. Baltimore, Jr. President

RLJ ANAHEIM HOTEL, L.P., a Delaware limited partnership

By:	RLJ Anaheim Hotel General Partner, LLC, a Delaware limited liability company

	By:	/s/ Thomas J. Baltimore
Thomas J. Baltimore, Jr. President

[Signatures continued on next page.]

RLJ ANAHEIM HOTEL LESSEE, L.P., a Delaware limited liability company

By:	RLJ Anaheim Hotel Lessee General Partner, LLC, a Delaware limited liability company

	By:	/s/ Thomas J. Baltimore
Thomas J. Baltimore, Jr. President

RLJ SAN DIEGO - MISSION VALLEY HOTEL, L.P., a Delaware limited partnership

By:	RLJ San Diego - Mission Valley Hotel General Partner, LLC, a Delaware limited liability company

	By:	/s/ Thomas J. Baltimore
Thomas J. Baltimore, Jr. President

RLJ SAN DIEGO - MISSION VALLEY HOTEL LESSEE, L.P., a Delaware limited partnership

By:	RLJ San Diego - Mission Valley Hotel Lessee General Partner, LLC, a Delaware limited liability company

	By:	Thomas J. Baltimore
Thomas J. Baltimore, Jr. President

[Signatures continued on next page.]

PURCHASER:

INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership,

BY:	Innkeepers Financial corporation, a Virginia corporation, Sole General Partner

	By:	/s/ Mark A. Murphy
	Name:	Mark A. Murphy
	Title:	V.P

ESCROW HOLDER HEREBY ACKNOWLEDGES AND AGREES TO THE ESCROW INSTRUCTIONS SET FORTH IN THIS AGREEMENT.

CHICAGO TITLE INSURANCE COMPANY

BY:
Dated:	7/26/06

SCHEDULE “A”

PROPERTIES AND SELLERS

PROPERTY NUMBER	PROPERTY NAME AND ADDRESS	SELLER
1	Hilton Ontario Airport 700 North Haven Avenue Ontario, California	RLJ Ontario Hotel, LP, a Delaware limited partnership (“Owner”) RLJ Ontario Hotel Lessee, L.P., a Delaware limited liability company (“Lessee”)

2	Hilton Suites Anaheim/Orange 400 North State College Boulevard Orange, California 92868	RLJ Anaheim Suites Hotel, L.P., a Delaware limited partnership (“Owner”) RLJ Anaheim Suites Hotel Lessee, L.P., a Delaware limited partnership (“Lessee”)

3	Residence Inn by Marriott – Garden Grove 11931 Harbor Boulevard Garden Grove, California	RLJ Anaheim Hotel, L.P., a Delaware limited partnership (“Owner”) RLJ Anaheim Hotel Lessee, L.P., a Delaware limited partnership (“Lessee”)

4	Residence Inn by Marriott – Mission Valley 1865 Hotel Circle South San Diego, California	RLJ San Diego – Mission Valley Hotel, L.P., a Delaware limited partnership (“Owner”) RLJ San Diego – Mission Valley Hotel Lessee, L.P., a Delaware limited partnership (“Lessee”)

SCHEDULE “A-1”

ALLOCATION OF PURCHASE PRICE

[To be agreed upon during the Due Diligence Period]

SCHEDULE “B”

EXISTING INDEBTEDNESS

Property No. 1:

None

Property No. 2:

That certain loan from GMAC Commercial Mortgage Bank, in the original principal amount of $13,700,000, with a current balance of $13,700,000, as evidenced by a Promissory Note dated June 14, 2005 and secured by a Deed of Trust, Leasehold Deed of Trust, Assignment of Leases and Profits, Security Agreement and Fixture Filing, dated June 14, 2005, and additional security instruments and agreements.

Property No. 3:

None

Property No. 4:

None

SCHEDULE “C”

CONTRACTS

[to be provided by Seller by close of business on July 25, 2006]

HILTON ONTARIO

Contracts and Leases

Property #1

Hilton Ontario

Muzak	Piped in music

Otis Elevator	Maintenance on all elevators

Landscape Care	Outside landscaping service

Tyco Fire and Security/Simplex	Fire alarm system maintenance

Ecolab	Pest control

On Command	Cable and pay-per-view

Delphi	Group and catering sales software program

Securatas (security company)	Evening security service

Market Place cleaners	Provides valet service to hotel guests

Stay On Line	High speed Internet service

Gift Shop	Gift shop

Business Center	Provides office services to hotel guests

Pitney Bowes	Postage machine

HSM	Fire alarm monitoring

Xeta Call Accounting	Call accounting system

Verizon	Telephone basic service

HIS	Restaurant point of sale system

TiavelClick	Hotelligence report and sabre - global travel services

The Rubicon Group	Rate shopping

Shift 4	Processes credit cards

Security Signal Devices	Fire alarm lease andmonitoring

Paradise Plants	Month-to-month contract

Presentation Services	Provides all A/V equipment for banquet

HILTON SUITES - ORANGE

Contracts and Leases

Property #2

Hilton Suites - Orange

Advanced Office Service	Ricoh/AF2045eSP - Copier
Aquatrol	Water Treatment Chemical
ADT Security Services	Alarm System Monotoring
BMI	Music broadcast
Coca Cola	Vending Machines
Dunbar Armored	Armored Bank Transportation Charge

Equity Office Property	CAM Charges
Kone Elevator & Escalator	Elevator & Escalator maintenance
Lodgenet	Cable & Satellite TV
McHenry Plantation I	Landscape Maintenance Interior Plants
Micros	POS credit card agreement
Ontario Refigeration	Chiller and HVAC maintenance.
Pearce Building Service	Window Cleaning Service
Petro- Analytical	Underground Storage Tank testing
Pitney Bowes	Postage Meter Lease
Shift 4	Credit Card processing
South Coast Air Quality Mgmt
Steritech, Inc.	Pest Control

Storage Wesy	Record Retention storage
Superclick	High Speed Internet for guests
Telecheck	Check Verification
Triple A Pumping Service	Grease Removal Service
Waste Management of Orange	Trash Pickup
Xerox	Maintenance Agreement
Xeta Technology	PBX Services

RESIDENCE INN GARDEN GROVE

Contracts and Leases

Property #3

Residence Inn Garden Grove

Alpine Marble	Marble Maintenance
ATM (ACFN)	ATM Machine
Coastal PlantScape	Interior plant maintenance
Cross Check	Check Cashing Service. Called 7/20 for coy of contract.
Davel Communications	Pay Phone
Dunbar	Armored transport
Ecolab. Inc.	Pool Maintenance
Garden Grove Disposal	Trash Pickup Service, Container Rental, compactor
Green Leaf Industrial	Landscape Maintenance
Holiday Gift - Jean Te Enterprises	Gift Shop Lease
Muzak - Southern Cal	Public Area Sound system/Music on hold
National Fail Safe	Fire system Monitoring

On Command	Pay Per View T.V

On Command	Cable/Satellite T.V
Pitney Bowes Credit Corporation	Postage Meter Lease
Primetime Games	Commission on Gameroom revenues
Savin Corp /Ricoh Business System	Copier Maintenance + per copy charge

Steritech, Inc.	Pest Control

Steritech, Inc.	Quarterly Food Safety Audit
Shuttlepoint	Commission on business center revenues
Thyssen Elevators	Elevator Maintenance
Xerox	Maintenance Agreement M20i

RESIDENCE INN MISSION VALLEY

Contracts and Leases

Property #4

Residence Inn Mission Valley

American Consumer Financial Network	ATM cash
Alpine Marble	Marble Maintenance
Arch Wireless	Pagers
Business Music & Communication/ Muzak	Public Area Sound system/Music on hold
Carpet Care	Carpet Cleaning
Coca Cola	Vending Commissions
Coastal Plantscapes	Landscape Maintenance
CrossCheck Inc	Check cashing service-called 7/20 for copy of contract
Dunbar	Armored Car Services
Ecolab, Inc.	Pool Maintenance
Heartland Waffle	Waffle Machines
KBM Security Services (now US Security)	Security Services
Mission Linen Supply Inc	Clothes/ Napkin Cleaning
Omega Services and Communication	Fire Alarm Monitoring
On Command Corporation	Satellite Service/TV/Movie/Internet
Otis Elevator Company - Tarsadia Master	Elevator Maintenance
Pitney Bowes Credit Corporation	Postage Meter Lease
Realtime Computer company	Payroll Processing
San Diego Zoo	Purchase and Sale Agreement
Ricoh Business Solutionss (Savin Corp)	Copier Lease and Maintenance (15000 copies/Qtr)
SBC Pacific Bell	Payphone Commission
Steritech, Inc.	Pest Control
Steritech Food Control	Food Safety Audit
Valley Crest Landscape Maintenance	Landscape Maintenance
Waste Management	Trash Pickup Service & Container Rental
West Air Gases and Equipment	CO2 Cylinder Rental
Xerox	Maintenance Agreement

EXHIBIT “D”

LAND LEGAL DESCRIPTIONS

PROPERTY 1

PARCEL 1:

LOT “A” OF THAT CERTAIN LOT LINE ADJUSTMENT RECORDED ON AUGUST 24, 1989 AS INSTRUMENT NO. 89-311209 OFFICIAL RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

PARCEL A OF LOT LINE ADJUSTMENT NO. L83-13, IN THE CITY OF ONTARIO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS APPROVED BY THE CITY COUNSEL OF SAID CITY ON SEPTEMBER 23, 1983, AND RECORDED OCTOBER 10, 1983, AS INSTRUMENT NO. 83-237239 OF OFFICIAL RECORDS, TOGETHER WITH THE SOUTHWESTERLY 145.18 FEET OF PARCEL 1 OF PARCEL MAP NO. 8818, AS SHOWN ON A MAP RECORDED IN BOOK 93, PAGES 97 AND 98 OF PARCEL MAPS, BOTH RECORDS OF SAID COUNTY, AND THAT PORTION OF LOT 3, BLOCK 24, TRACT NO. 2244, AS RECORDED IN BOOK 35, PAGES 50 THROUGH 56 OF MAPS, RECORDS OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST WESTERLY CORNER OF PARCEL 1 OF PARCEL MAP NO. 8818, AS RECORDED IN BOOK 93, PAGES 97 AND 98 OF PARCEL MAPS, RECORDS OF SAID COUNTY; THENCE SOUTH 44°31’22” EAST, 188.64 FEET ALONG THE SOUTHWESTERLY LINE OF SAID PARCEL 1 TO THE MOST SOUTHERLY CORNER THEREOF; THENCE SOUTH 45°28’38” WEST, 56.16 FEET ALONG THE SOUTHWESTERLY PROLONGATION OF THE SOUTHEASTERLY LINE OF SAID PARCEL 1 TO THE NORTHERLY RIGHT-OF-WAY LINE OF THE SAN BERNARDINO FREEWAY (I-10), AS PER DOCUMENT RECORDED IN BOOK 4589, PAGE 306, ET. SEQ. OF OFFICIAL RECORDS, RECORDS OF SAID COUNTY AND AS SHOWN ON CALIFORNIA STATE DIVISION OF HIGHWAYS RIGHT-OF WAY MAP FILE NO. 987563; THENCE NORTH 44°31’22” WEST, 188. 64 FEET ALONG SAID RIGHT-OF-WAY LINE; THENCE NORTH 45°28’38” EAST, 56.16 FEET TO THE POINT OF BEGINNING.

EXCEPTING FROM A PORTION OF SAID LAND ALL OIL, GAS AND OTHER HYDROCARBONS, GEOTHERMAL RESOURCES AS DEFINED IN SECTION 6903 OF THE CALIFORNIA PUBLIC RESOURCES CODE AND ALL OTHER MINERALS, WHETHER SIMILAR TO THOSE HEREIN SPECIFIED OR NOT, WITHIN OR THAT MAY BE PRODUCED FROM THE PROPERTY; PROVIDED, HOWEVER, THAT ALL RIGHTS AND INTERESTS IN THE SURFACE OF THE PROPERTY WERE CONVEYED TO GRANTEE, AS SET FORTH IN THE DEED EXECUTED BY CHEVRON LAND AND DEVELOPMENT COMPANY RECORDED JUNE 14, 1984 AS INSTRUMENT NO. 84-140177 OFFICIAL RECORDS.

ALSO EXCEPTING FROM A PORTION OF SAID LAND ALL OIL, GAS AND OTHER HYDROCARBONS, NON-HYDROCARBON GASSES OR GASEOUS SUBSTANCES, ALL

OTHER MINERALS OF WHATSOEVER NATURE, WITHOUT REGARD TO SIMILARITY TO THE ABOVE-MENTIONED SUBSTANCES, AND ALL SUBSTANCES THAT MAY BE PRODUCED THEREWITH FROM THE PROPERTY, AND EXCEPTING ALL GEOTHERMAL RESOURCES, EMBRACING INDIGENOUS STEAM, HOT WATER AND HOT SPRINGS, STEAM AND OTHER GASSES, HOT WATER AND HOT BRINES RESULTING FROM WATER, GAS OR OTHER FLUIDS ARTIFICIALLY INTRODUCED INTO SUBSURFACE FORMATIONS, HEAT OR OTHER ASSOCIATED ENERGY FOUND BENEATH THE SURFACE OF THE EARTH, AND BYPRODUCTS OF ANY OF THE FOREGOING SUCH AS MINERALS (EXCLUSIVE OF OIL OR HYDROCARBON GAS THAT CAN BE SEPARATELY PRODUCED) WHICH ARE FOUND IN SOLUTION OR ASSOCIATION WITH OR DERIVED FROM ANY OF THE FOREGOING, THE RIGHTS DO NOT INCLUDE AND DO NOT EXCEPT OR RESERVE ANY RIGHT TO USE THE SURFACE OF THE PROPERTY OR THE FIRST 500 FEET BELOW THE SURFACE OF THE PROPERTY OR TO CONDUCT ANY OPERATIONS THEREON OR THEREIN, AS RESERVED IN THE DEED FROM CHEVRON LAND AND DEVELOPMENT COMPANY, RECORDED MARCH 31, 1988 AS INSTRUMENT NO. 88-095116, OFFICIAL RECORDS, AND RESERVED IN THE DEED FROM THE ONTARIO CENTER, A CORPORATION, RECORDED JULY 11, 1989 AS INSTRUMENT NO. 89-251109 OFFICIAL RECORDS.

PARCEL 2:

A NON-EXCLUSIVE EASEMENT FOR PARKING AND ACCESS, FOR INGRESS, EGRESS, PARKING AND MOTOR VEHICLES OVER AND ACROSS A PORTION OF PARCEL 1 OF PARCEL MAP 8818 AS RECORDED IN BOOK 93 PAGES 97 AND 98 OF PARCEL MAPS, UPON THE CONDITION AND PROVISIONS SET FORTH IN THAT CERTAIN SHARED, PARKING, ACCESS AND MAINTENANCE AGREEMENT RECORDED DECEMBER 22, 1989 AS INSTRUMENT NO. 89-499243 OFFICIAL RECORDS.

PARCEL 3:

RECIPROCAL PARKING EASEMENTS, COMMON AREA EASEMENTS, AND PEDESTRIAN PATHWAYS AS SET FORTH IN THE DECLARATION OF COVENANTS, CONDITIONS, EASEMENTS AND RESTRICTIONS, RECORDED DECEMBER 28, 1983 AS INSTRUMENT NO. 83-304769 OFFICIAL RECORDS AND IN THE SECOND AMENDMENT TO DECLARATION, RECORDED MAY 24, 1986 AS INSTRUMENT NO. 86-75242 OFFICIAL RECORDS.

PARCEL 4:

NON-EXCLUSIVE RIGHT-OF-WAY EASEMENT AS SET FORTH IN THE PRIVATE ROADWAY EASEMENT AND SUPPLEMENT TO DECLARATION, RECORDED JANUARY 14, 1988 AS INSTRUMENT NO. 88-011236 OF OFFICIAL RECORDS.

PROPERTY 2

All that certain real property situated in the County of Orange, State of California, described as follows:

PARCEL A:

Parcel 5 of Parcel Map No. 86-184, in the City of Orange, County of Orange, State of California, as shown on a map thereof recorded in Book 221, Page(s) 2 through 10, inclusive of Parcel Maps, in the Office of the County Recorder of said County.

PARCEL B:

Non-exclusive easements for ingress, egress and traffic circulations; utilities; encroachments and incidental purposes as set forth in the Declaration of Establishment of Covenants, Conditions and Restrictions and Grant of Easements for Koll Center Orange, recorded October 23, 1987, as Instrument No. 87-592636, of Official Records.

PARCEL C:

Rights to parking spaces and such other rights as set forth in the memorandum of parking rights and common area maintenance agreement, recorded October 23, 1987, as Instrument No. 87-592638, of Official Records.

Assessor’s Parcel Number: 232-091-05

PROPERTY 3

PARCEL 1 AS SHOWN ON EXHIBIT “B” OF LOT LINE ADJUSTMENT NO. LLA-4-03, IN THE CITY OF GARDEN GROVE, COUNTY OF ORANGE, STATE OF CALIFORNIA, RECORDED 8/26/03 AS DOC. 2003-1031881 OF OFFICIAL RECORDS OF ORANGE COUNTY.

Assessor’s Parcel No: 233-171-14

PROPERTY 4

PARCEL 2 IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AS SHOWN AT PAGE 18040 OF PARCEL MAPS FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JUNE 4, 1998. Assessor’s Parcel No: 443-040-39

SCHEDULE “E”

PROPRIETARY COMPUTER SYSTEMS

Property No. 1:

NONE

Property No. 2:

NONE

Property No. 3:

NONE

Property No. 4:

NONE

EXHIBIT “F”

LIST OF CURRENT LITIGATION

RLJ Anaheim Hotel, L.P, (“RLJ”) was recently named as a defendant in a complaint filed by RD Golf Center Company, LLC (“RD Golf), the entity that leases and operates a driving range near the Residence Inn by Marriott, Garden Grove, California (the “Hotel”). Specifically, the complaint alleges that RD Golf’s lease includes the right of ingress and egress over a fifteen-foot strip of land it calls the “Right of Way.” RD Golf alleges that RLJ has “built over, and/or used” the Right of Way, creating a trespass. RD Golfs counsel has advised RLJ that while RD Golf has not yet fully investigated the facts supporting the allegations against RLJ, the allegation of trespass arises primarily from parking in the Right of Way.

SCHEDULE “G”

[Intentionally Omitted]

EXHIBIT “H”

GRANT DEED

FORM OF GRANT DEED

Recording requested by and

when recorded return to:

Assessor’s Parcel No.

In accordance with Section 11932 of the California Revenue and Taxation Code, the Seller has declared the amount of the transfer tax by a separate statement which is not being recorded with this Grant Deed.

For valuable consideration, receipt of which is acknowledged, the undersigned,                     , a Delaware limited partnership (“Grantor”), hereby grants to                     , a Delaware limited liability company (“Grantee”), that certain land located in                      County, California more particularly described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Grantor as of the date hereof and all right, title and interest, if any, that Grantor may have in and to all rights, privileges and appurtenances pertaining thereto including all of Grantor’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto (herein collectively called the “Real Property”).

This conveyance is made by Grantor and accepted by Grantee subject to all covenants, conditions, restrictions and other matters set forth on Exhibit B hereto (collectively, the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Real Property together with all improvements located thereon all and singular the rights and appurtenances thereto in anywise belonging, subject to the Permitted Exceptions, unto Grantee, its legal representatives, successors and assigns forever; and Grantor does hereby bind itself, and its successors, to warrant and forever defend all and singular the Real Property, subject to the Permitted Exceptions, unto the Grantee, its successors and assigns, against every person whomever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise.

IN WITNESS WHEREOF, this Deed has been executed by Grantor as of                     , 2006 to be effective as of                     , 2006.

, L.P.,
a Delaware limited partnership

By:
Name:
Title:

STATE OF             §

                                §

COUNTY OF         §

On                     , 2006, before me, the undersigned, a notary public in and for said State, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that, by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

, Notary Public
My Commission Expires:

DOCUMENT NO.                          DATE RECORDED:                         , 2005

STATEMENT OF TAX DUE AND REQUEST THAT TAX NOT BE MADE A PART OF THE PERMANENT RECORD IN THE OFFICE OF THE COUNTY RECORDER (PURSUANT TO SECTION 11932 R & T CODE)

TO: REGISTRAR, COUNTY OF

REQUEST IS HEREBY MADE IN ACCORDANCE WITH THE PROVISIONS OF THE DOCUMENTARY TRANSFER TAX ACT THAT THE AMOUNT OF TAX DUE NOT BE SHOWN ON THE ORIGINAL DOCUMENT WHICH NAMES:

                                                             , L.P., a Delaware limited partnership, as Grantor

AND

                                                             , a Delaware limited liability company, as Grantee

PROPERTY DESCRIBED IN THE ACCOMPANYING DOCUMENT IS LOCATED IN THE CITY OF                     , COUNTY OF

AMOUNT OF TAX DUE ON THE ACCOMPANYING DOCUMENT IS $

☒	Computed on Full Value of Property Conveyed

☐	Computed on Full Value Less Liens and Encumbrances Remaining at Time of Sale

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

Title Insurance Company

EXHIBIT “I”

BILL OF SALE

FORM OF BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”), is made as of                     , 2006 by                                          , L.P., a Delaware limited partnership (“Seller”) to and for the benefit of                             , a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of July     , 2006, by and between Seller and                                  (the “Sale Agreement”), Seller agreed to sell to Purchaser, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”); and

WHEREAS, by deed of even date herewith, Seller conveyed the Real Property to Purchaser and by assignment of even date herewith Seller assigned to Purchaser Seller’s rights under certain leases relating to the Real Property, as more particularly described in such assignment (collectively, the “Leases”); and

WHEREAS, in connection with the above described conveyance Seller desires to sell, transfer and convey to Purchaser certain items of tangible personal property as hereinafter described.

NOW, THEREFORE, in consideration of the receipt of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET OVER and DELIVERED and by these presents does hereby GRANT, SELL, TRANSFER, SET OVER and DELIVER to Purchaser, its legal representatives, successors and assigns, and Purchaser hereby accepts all right, title and interest in and to all furniture, fixtures, artwork, vehicles and equipment, all supply inventory of Seller (including without limitation, china, glass and silver, linen, consumables, food and beverage inventory (whether in open or unopened containers, to the extent permitted by applicable law), repair parts, keys and supplies) as of the date hereof and other items of tangible personal property owned by Seller (specifically excluding (a) any items that are owned by Seller’s manager, and (b) the reservation system software used in connection with the operation of the Real Property and other computer software which either (i) is licensed to Seller, or (ii) is proprietary) located on the Real Property and used in the ownership, operation and maintenance of any portion of the Real Property and the hotel operated thereon, and all records and files of Seller relating to the Real Property or the Leases, but specifically excluding any Excluded Documents (as such term is defined in the Sale Agreement); provided, however, that, notwithstanding the foregoing, any items of the personal property transferred pursuant hereto and which are marked with a trade name or trademark shall be assigned to Purchaser subject to any restrictions on the use of the same that may be applicable to Seller and/or Purchaser and Purchaser shall comply with the same after Closing (herein collectively called the “Personal Property”).

This Bill of Sale is made without any covenant, warranty or representation by, or recourse against, Seller as more expressly set forth in the Sale Agreement and the documents executed in connection therewith.

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of the date first set forth hereinabove.

SELLER:

, L.P.,
a Delaware limited partnership

By:
Name:
Title:

EXHIBIT “J”

ASSIGNMENT OF INTANGIBLE PROPERTY

FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT OF INTANGIBLE PROPERTY (this “Assignment”), is made as of                     , 2006 by and between                             , L.P., a Delaware limited partnership (“Assignor”) and                             , a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of July     , 2006, by and between Assignor and Assignee (the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and

WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee rights to certain intangible property and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the following, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor:

(a) to the extent that the same are in effect as of the date hereof, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property other than liquor licenses (it being acknowledged by Assignee that Manager may hold certain licenses and permits in its name and Assignor shall have no obligation to cause Manager to transfer or assign to Assignee any such licenses or permits, except to the extent Manager is required to cooperate with Assignor for such a transfer or assignment under the Management Agreement, and to the extent that Manager is not required to so cooperate, Assignor agrees to use commercially reasonable efforts to cause such a transfer or assignment to occur) (herein collectively called the “Licenses and Permits”);

(b) all reservation commitments for use of rooms, banquets, or other facilities at the Hotel;

(c) all guest lists, reservations, catering and banquet records and other records relating to the operation of the Hotel (current and historical), including all payroll and employment, repair and improvement, and supply and inventory records, to the extent that the same are owned by Assignor;

(d) all petty cash funds in the hands of Assignor in connection with the guest operations at the Hotel at the Cut-Off Time as described in Section 6.1(b) of the Sale Agreement, to the extent that Assignor receives a credit for the same at Closing;

(e) the guest ledger for the Hotel, as described in Section 6.1(b) of the Sale Agreement, to the extent that Assignor receives a credit for the same at Closing; and

(f) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the date hereof.

Assignee hereby accepts the foregoing assignment of the interests described in this Section 1.

2. “As Is” and Release Provisions. Reference is made to the Sales Agreement, pursuant to which Assignee has (a) agreed to certain limitations on representations, warranties, and liabilities of Assignor; and (b) waived and released certain rights and claims against Assignor and certain of its affiliates. Such Sections and other express provisions of the Sales Agreement limiting the liability of the Assignor are binding upon Assignee and its successors and assigns, including successor owners of an interest in the Contracts and the Licenses and Permits.

3. Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and cons trued in accordance with the laws of the State of California applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4. Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

5. Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

, L.P.,

a Delaware limited partnership

By:
Name:
Title:

ASSIGNEE:

,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “K”

ASSIGNMENT & ASSUMPTION OF CONTRACTS

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS (the “Assignment”) is dated the      day of                     , 2006, and is made by and between                                     , a Delaware limited partnership (“Assignor”), and                                 , a Delaware limited liability company (“Assignee”).

RECITALS

A. Assignor and Assignee have previously entered into that certain Purchase and Sale Agreement and Escrow Instructions dated July     , 2006 (the “Agreement”) pursuant to which Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, all of Assignor’s right title and interest in and to that certain Property (as defined in the Agreement) located at and more commonly known as                                              , California, on which are constructed such improvements in, by and through which is operated a hotel and hospitality business commonly known as “                             ” (the “Hotel”).

B. The Hotel and/or the Property are the subject of certain contracts and leases as set forth on Exhibit A hereto, (together with Bookings, as defined in the Agreement, collectively the “Contracts”), used and/or executed in connection with the ownership and/or operation of the Hotel and/or the Property.

C. The effectiveness of this Assignment is dependent upon consummation of the sale, transfer and delivery of the Property to Assignee pursuant to the Agreement, and will not supersede any of the obligations of the parties under the Agreement.

D. All capitalized terms shall have the meanings ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits accruing to the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I.

ASSIGNMENT

1.1 Effective Date. This Assignment shall take effect at and as of the date hereof, and incorporates by this reference all covenants and obligations of Assignor and Assignee contained in the Agreement with respect to the Contracts which imply or require performance on and after the date hereof.

1.2 Assignment of Contracts. Assignor hereby assigns and transfers to Assignee all of its rights and obligations, in, under and to all of the Contracts, without representation or warranty except as expressly set forth in the Agreement and subject to the terms of the Agreement, and delegates to Assignee all of its duties thereunder.

1.3 Assumption of Contracts. Assignee hereby accepts the assignment made hereby and assumes and agrees to pay and perform, as a direct obligation, all sums, payments, duties and obligations required to be paid and performed on and after the date hereof by Assignor under the Contracts assigned hereby to the same extent as if Assignee had been an original party thereto.

1.4 Indemnification. Assignor agrees to indemnify and hold Assignee harmless from and against all damages, losses, claims and liabilities (including attorneys’ fees) pertaining to or arising in connection with the Contracts from actions or omissions occurring or amounts owing prior to the date hereof. Assignee agrees to indemnify and hold Assignor harmless from and against all damages, losses, claims and liabilities (including attorneys’ fees) pertaining to or arising in connection with the Contracts from actions or omissions occurring or amounts owing on or after the date hereof.

1.5 Further Assurances. Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Assignment.

1.6 Successors and Assigns. The rights and obligations of the parties hereto shall be for the benefit of, and binding upon, the successors and assigns of the parties hereto.

1.7 Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be wholly performed within said state.

II.

COUNTERPARTS

This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts and delivered by facsimile, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Assignment shall become effective upon the due execution and delivery of this Assignment to the parties hereto.

III.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

, L.P.,
a Delaware limited partnership

BY:
NAME:
TITLE:

ASSIGNEE:

,
a Delaware limited liability company

BY:
NAME:
TITLE:

EXHIBIT “L”

PIP ESCROW AGREEMENT

PIP ESCROW AGREEMENT

THIS PIP ESCROW AGREEMENT (this “Agreement”), dated as of                     , 2006, is made by and among (i)                      (“Purchaser”), as assignee of Innkeepers USA Limited Partnership (“Inkeepers”), (ii)                                      and (“Seller”), and (iii)                      Title Insurance Company (“Escrow Agent”).

R E C I T A L S:

A. Reference is made to that certain Purchase and Sale Agreement (“Purchase Agreement”) dated as of July     , 2006, by and among Innkeepers and each of the parties named on Schedule A of the Purchase Agreement (collectively, “Sellers”), relating to the sale of the Properties described in the Purchase Agreement.

B. Seller is the owner of the hotel property located at                         , and more particularly described on Exhibit A hereto.

C. Section 4.5 of the Purchase Agreement contemplates that Seller may be unable to complete certain PIP work required by the franchisor of the Property by the Closing Date, (the PIP work remaining to be done being herein referred to as the “Remaining PIP Work”).

D. Pursuant to the provisions of Section 4.5 of the Purchase Agreement, Seller agreed that if it did not provide Purchaser with a credit for the Remaining PIP Work at Closing in lieu of performing the PIP work or providing a credit to Purchaser, it would deposit in escrow with Escrow Agent a sum equal to 105% of the cost of the Remaining PIP Work.

E. Seller, Purchaser and Escrow Agent have agreed to set forth herein their respective agreements and covenants with respect to the escrow of funds for the purpose of completing the Remaining PIP Work.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Escrow Agent covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2. Engagement of Escrow Agent. Seller and Purchaser hereby appoint Escrow Agent, and Escrow Agent hereby accepts such appointment, to act and serve as the escrow agent under and pursuant to this Agreement.

3. Acknowledgement of Receipt of Escrow Funds. Escrow Agent hereby acknowledges that it has received from Seller, the sum of                                               Dollars ($            ) (“PIP Work Escrow Amount”), and that it shall hold, maintain and disburse the PIP Work Escrow Amount pursuant to and in accordance with this Agreement.

4. Escrow Account. The PIP Work Escrow Amount shall be held by Escrow Agent in an interest-bearing escrow account established by Escrow Agent at a bank or other financial institution selected by Escrow Agent and approved by counsel for Purchaser and Seller. Interest earned on the PIP Work Escrow Amount shall be added to the PIP Work Escrow Amount and shall, for income tax purposes, be deemed earned by Seller. Seller’s federal taxpayer identification number is

5. Completion of Work and Disbursement of Funds.

(a) Seller hereby authorizes and directs Purchaser to cause the Remaining PIP Work to be completed as soon after Closing as is commercially reasonable, and Purchaser agrees to undertake and perform the Remaining PIP Work in accordance with the terms of this Agreement. Deposit by Seller of the PIP Escrow Amount is in lieu and in full satisfaction of any obligation by Seller to perform the Remaining PIP Work.

(b) Purchaser shall periodically, but not more frequently than once per month, submit to Escrow Agent a written request (“PIP Draw Request”) for payment of the cost of the Remaining PIP Work, as such work is performed. Each PIP Draw Request shall include either invoices for the completion of the Remaining PIP Work or receipts for the payment of such invoices. A copy of each PIP Draw Request shall be submitted to Seller simultaneously with submission of the PIP Draw Request to Escrow Agent. Unless within five (5) business days of its receipt of a PIP Draw Request Seller objects to the disbursement of the PIP Draw Request, based solely on its good faith belief that the work performed for which such PIP Draw Request is being submitted is not consistent with the Remaining PIP Work required to be performed and so notifies both Purchaser and Escrow Agent in writing with a specific statement of its objections, Escrow Agent shall disburse the amount requested pursuant to the PIP Draw Request. In the event that Seller objects to a PIP Draw Request, the Escrow Agent shall await a joint instruction from Purchaser and Seller or an order of a court of competent jurisdiction before disbursing any additional amount from the PIP Work Escrow Amount.

(c) Upon the full performance of, and payment for, all the Remaining PIP Work in accordance with the scope of work required by the Franchise Agreement and with the terms of this Agreement and applicable law, Purchaser agrees to deliver to Escrow Agent (with a signed copy to Seller) a certificate so certifying to Seller (the “Completion Certificate”), whereupon the remaining balance of the PIP Work Escrow Amount shall be promptly paid by Escrow Agent to Seller.

6. Disbursements to Purchaser. In the event Purchaser fails to deliver the Completion Certificate within                      months after the Closing Date, Seller shall have the right at any time thereafter to deliver to Purchaser and Escrow Agent a written request (“Seller’s Request”) to draw upon the balance of the PIP Work Escrow Amount, in its entirety, whereupon Escrow Agent shall pay the balance of the PIP Work Escrow Amount, to Seller. If Purchaser believes in good faith that Escrow Agent should not honor Seller’s Request, Purchaser shall provide a notice in writing with a specific statement of its objections to both Seller and Escrow Agent. Escrow Agent shall then refrain from disbursing any of the balance of the Remaining PIP Escrow Amount until Escrow Agent receives a joint instruction from Purchaser and Seller or is instructed to disburse such funds by an order of a court of competent jurisdiction.

7. Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, and (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Seller:	c/o RLJ URBAN LODGING FUND, L.P.
Attention: Thomas J, Baltimore, Jr.
3 Bethesda Metro Center, Suite 1000
Bethesda, Maryland 20814
Telecopier: (301) 280-7782

With a copy to:	Frederick McKalip, Esq.
RLJ Urban Lodging Fund, L.P.
3 Bethesda Metro Center, Suite 1000
Bethesda, Maryland 20814
Telecopier: (301) 280-7782

To Purchaser:	c/o INNKEEPERS USA LIMITED
PARTNERSHIP
340 Royal Poinciana Way
Suite 306
Palm Beach, FL 33480
Attention: Mark A. Murphy, Esq.
Telecopier: (561) 857-6395

With a copy to:	ALLEN MATKINS LECK GAMBLE MALLORY
& NATSIS LP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Peter J. Roth, Esq.
Telecopier: (310) 788-2410

Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least thirty (30) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement.

8. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

9. Escrow Agent. In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for those arising out of its willful default, gross negligence or breach of trust. Seller and Purchaser hereby agree to indemnify and hold harmless Escrow Agent from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, which may be incurred by Escrow Agent in connection with its acceptance or performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except in the case of Escrow Agent’s willful default, gross negligence or breach of trust. In the event of a dispute between Seller and Purchaser sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the PIP Work Escrow Amount and all other money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller, Purchaser, and Escrow Agent have executed this PIP Work Escrow Agreement as of the date first written above.

PURCHASER:

By:
Name:
Title:

SELLER:

By:
Name:
Title:

By:
Name:
Title:

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT A

TO PIP WORK ESCROW AGREEMENT

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT B

TO PIP WORK ESCROW AGREEMENT

REMAINING PIP WORK